PLDOCS01/73305.10
EXHIBIT 10.42
SANMINA-SCI CORPORATION,
HADCO CORPORATION,
HADCO SANTA CLARA, INC.,
SANMINA-SCI SYSTEMS HOLDINGS, INC. &
SCI TECHNOLOGY, INC.
as Borrowers,
SANMINA-SCI SYSTEMS (CANADA) INC. &
SCI BROCKVILLE CORP.
as Designated Canadian Guarantors
____________________________________________________________________________
______________________________________________________________________________
AMENDED AND RESTATED
LOAN, GUARANTY AND SECURITY AGREEMENT
Dated as of March 16, 2012
$300,000,000
____________________________________________________________________________
______________________________________________________________________________
CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,
BANK OF AMERICA, N.A.,
as Agent,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
DEUTSCHE BANK SECURITIES INC. &
MORGAN STANLEY SENIOR FUNDING, INC.
as Joint Lead Arrangers and Joint Book Managers
and
DEUTSCHE BANK SECURITIES INC. &
MORGAN STANLEY SENIOR FUNDING, INC.
as Co-Syndication Agents

PLDOCS01/73305.10

i

6.3	Amendment and Restatement.	59
SECTION 7.	COLLATERAL	60
7.1	Grant of Security Interest	60
7.2	Lien on Deposit Accounts; Cash Collateral	60
7.3	Other Collateral	61
7.4	No Assumption of Liability	61
7.5	Further Assurances	61
7.6	ULC Shares	61
SECTION 8.	COLLATERAL ADMINISTRATION	62
8.1	Borrowing Base Certificates	62
8.2	Administration of Accounts	62
8.3	Administration of Inventory	63
8.4	Administration of Deposit Accounts	64
8.5	General Provisions	64
8.6	Power of Attorney	66
SECTION 9.	REPRESENTATIONS AND WARRANTIES	66
9.1	General Representations and Warranties	66
9.2	Complete Disclosure	73
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	74
10.1	Affirmative Covenants	74
10.2	Negative Covenants	79
10.3	Financial Covenant	92
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	92
11.1	Events of Default	92
11.2	Remedies upon Default	95
11.3	License	96
11.4	Setoff	96
11.5	Remedies Cumulative; No Waiver	96
SECTION 12.	AGENT	97
12.1	Appointment, Authority and Duties of Agent	97
12.2	Agreements Regarding Collateral and Field Examination Reports	98
12.3	Reliance By Agent	99
12.4	Action Upon Default	99
12.5	Ratable Sharing	99
12.6	Indemnification of Agent Indemnitees	100
12.7	Limitation on Responsibilities of Agent	100
12.8	Successor Agent and Co-Agents	100
12.9	Due Diligence and Non-Reliance	101
12.10	Replacement of Certain Lenders	102
12.11	Remittance of Payments and Collections	102
12.12	Agent in its Individual Capacity	102
12.13	Agent Titles	103
12.14	No Third Party Beneficiaries	103
SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	103
13.1	Successors and Assigns	103
13.2	Participations	103

ii

13.3	Assignments	104
SECTION 14.	GUARANTY	105
14.1	Guaranty of the Obligations	105
14.2	Contribution by Guarantors	105
14.3	Payment by Guarantors	106
14.4	Liability of Guarantors Absolute	106
14.5	Waivers by Guarantors	108
14.6	Guarantors' Rights of Subrogation, Contribution, Etc	109
14.7	Subordination of Other Obligations	110
14.8	Continuing Guaranty	110
14.9	Authority of Guarantors or Borrowers	110
14.10	Financial Condition of Borrowers	110
14.11	Bankruptcy, Etc	110
SECTION 15.	MISCELLANEOUS	111
15.1	Consents, Amendments and Waivers	111
15.2	Indemnity	112
15.3	Notices and Communications	112
15.4	Performance of Obligors' Obligations	113
15.5	Credit Inquiries	113
15.6	Severability	113
15.7	Cumulative Effect; Conflict of Terms	113
15.8	Counterparts	114
15.9	Entire Agreement	114
15.10	Relationship with Lenders	114
15.11	No Advisory or Fiduciary Responsibility	114
15.12	Confidentiality	114
15.13	Certifications Regarding Indentures	115
15.14	GOVERNING LAW	115
15.15	Consent to Forum	115
15.16	Waivers by Obligors	115
15.17	Patriot Act Notice	116
15.18	Judgment Currency.	116
15.19	Language.	116
15.20	Amendments and Modifications to the Loan Documents.	117
15.21	Discharge of Obligor Upon Sale of Obligor	117

iii

LIST OF EXHIBITS AND SCHEDULES

Exhibit A    Revolver Note
Exhibit B    Assignment and Acceptance
Exhibit C    Assignment Notice
Exhibit D    Form of Joinder Agreement

Schedule 1.1(a)    Commitments of Lenders
Schedule 1.1(b)    Designated Canadian Guarantors
Schedule 1.1(c)    Designated Foreign Account Debtors
Schedule 2.2.4        Existing Letters of Credit

AMENDED AND RESTATED LOAN, GUARANTY AND SECURITY
AGREEMENT
THIS AMENDED AND RESTATED LOAN, GUARANTY AND SECURITY AGREEMENT (this “Agreement”) is dated as of March 16, 2012, among SANMINA-SCI CORPORATION, a Delaware corporation (“Sanmina”), HADCO CORPORATION, a Massachusetts corporation (“Hadco”), HADCO SANTA CLARA, INC., a Delaware corporation (“Hadco Santa Clara”), SANMINA‑SCI SYSTEMS HOLDINGS, INC., a Delaware corporation (“SSCI Holdings”), and SCI TECHNOLOGY, INC., an Alabama corporation (“SCI Technology” and together with Sanmina, Hadco, Hadco Santa Clara and SSCI Holdings, collectively, “Borrowers”), SANMINA-SCI SYSTEMS (CANADA) INC., a Nova Scotia limited company, and SCI BROCKVILLE CORP., a Nova Scotia unlimited company, each as a Designated Canadian Guarantor, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).
R E C I T A L S:
WHEREAS, the Borrowers, the Designated Canadian Guarantors, Agent and the lenders and financial institutions party thereto (the “Existing Lenders”) have entered into that certain Loan, Guaranty and Security Agreement dated as of November 19, 2008 (as amended to but not including the date hereof, the “Existing Loan Agreement”) pursuant to which the Existing Lenders extended to the Borrowers certain revolving credit loans and letters of credit;
WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated as set forth herein on the terms and conditions set forth herein;
WHEREAS, the Existing Lenders, the Borrowers, the Designated Canadian Guarantors and Agent have agreed to amend and restate the Existing Credit Agreement in its entirety upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
A G R E E M E N T:

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:

Accordion Effective Date: as defined in Section 2.3(a).
Accordion Increase: as defined in Section 2.3(a).
Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.
Accounts Formula Amount: for any date of determination, the sum, without duplication, of

(a) 85% of the Value of Eligible Accounts and (b) the lesser of (i) 65% of the Value of Eligible Foreign Accounts and (ii) 40% of the aggregate Commitments as of such date; provided, that in no event shall the amount included in the Borrowing Base pursuant to this subclause (b) be an amount in excess of the amount included in the Borrowing Base pursuant to subclause (a) of this definition; and provided, further, that the Value of Eligible Foreign Accounts attributable to any Designated Foreign Account Debtor and its Affiliates shall be included in the calculation of “Accounts Formula Amount” only to the extent in an amount not in excess of $50,000,000 at any time.
Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
Aggregate Payments: as defined in Section 14.2.
Agreement: as defined in the preamble to this Agreement.

Allocable Amount: as defined in Section 5.10.3.
Alternate Base Rate: the greater of (i) the Base Rate and (ii) LIBOR for a 30 day Interest Period, as determined on each respective date of determination, plus 100 basis points.
Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, rulings and decrees of Governmental Authorities having jurisdiction over such Person.
Applicable Margin: with respect to any Type of Loan, as of any date, the margin set forth below opposite the average daily Availability for the calendar quarter preceding such date:

Pricing Level	Availability	LIBOR Loans	Base Rate Loans
I	< $100,000,000	2.25%	1.25%
II	> $100,000,000 but < $200,000,000	2%	1%
III	> $200,000,000	1.75%	0.75%

Until June 30, 2012, margins shall be determined as if Level III were applicable. Thereafter, the margins shall be subject to increase or decrease as of the end of each calendar quarter upon the determination by Agent of average daily Availability for such calendar quarter, provided, that after receipt of a Compliance Certificate for a particular Fiscal Quarter as provided in Section 10.1.2, if the Fixed Charge Coverage Ratio as of the end of such Fiscal Quarter is at least 1.50:1.00, the margins set forth above under “Pricing Level I” and “Pricing Level II” for the immediately succeeding calendar quarter shall be reduced by 0.25%; and provided, further, that Pricing Level I shall apply (without the benefit of any reduction in the pricing margins as provided in the immediately preceding proviso) for any Fiscal Quarter that Borrower Agent fails to deliver (or fails to timely deliver as provided in Section 10.1.2) a Compliance Certificate for such Fiscal Quarter.
Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including (i) a disposition of Property in connection with a sale-leaseback transaction or synthetic lease and (ii) any involuntary loss resulting from a casualty event or condemnation.
Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.
Assuming Lender: as defined in Section 2.3(d).
Assumption Agreement: as defined in Section 2.3(d).
Availability: the Borrowing Base minus the sum of the principal balance of all Loans and LC Obligations (not to include the amount equal to LC Reserves included in the definition of Borrowing Base).
Availability Conditions: as of any date and in respect of any proposed transaction, the existence of each of the following conditions: (a) average Availability after giving effect to such transaction on a pro forma basis during the preceding 30 day period is greater than or equal to $75,000,000, (b) the Availability after giving effect to such transaction on a pro forma basis is greater than or equal to $75,000,000 and (c) no Default or Event of Default exists or would result from such transaction.
Availability Reserve: the sum (without duplication) of (i) the Inventory Reserve; (ii) the Rent and Charges Reserve; (iii) the LC Reserve; (iv) the Bank Product Reserve; (v) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (vi) a reserve in respect of Hedging Agreements with one or more Lenders or Affiliates to reflect mark to market value risks relating thereto; (vii) Priority Payables; (viii) the Dilution Reserve; and (ix) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time.
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents, branches and attorneys.
Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary (but only to Sanmina in the case of Hedging Agreements) by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements entered into by Sanmina; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.5.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.
Bank Product Amount: as defined in the definition of Bank Product.
Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.
Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt, which shall be at least equal to the sum of all Bank Product Amounts.
Bankruptcy Code: Title 11 of the United States Code.
Base Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
Base Rate Loan: a Loan that bears interest based on the Alternate Base Rate.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Person, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding accounts payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property (excluding accounts payables owing in the Ordinary Course of Business); (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person; provided that in no event shall Borrowed Money include any obligations under or with respect to an operating lease (regardless of any change in the treatment thereof under GAAP with respect to operating leases outstanding prior to the effectiveness of any such change in treatment.)

Borrower Agent: as defined in Section 4.4.
Borrowers: as defined in the preamble to this Agreement.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
Borrowing Base: on any date of determination, a Dollar Equivalent amount equal to the lesser of (a) the aggregate amount of Commitments, minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.
Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower Agent certifies calculation of the Borrowing Base.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
Canadian Obligor: an Obligor organized under the laws of Canada or any province or territory thereof.
Canadian Plan: any pension or other employee benefit plan and which is: (a) a plan maintained by any Canadian Subsidiary; (b) a plan to which any Canadian Subsidiary contributes or is required to contribute; (c) a plan to which any Canadian Subsidiary was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which any Canadian Subsidiary or any of its Subsidiaries or Affiliates has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority, including the FSCO.
Canadian Subsidiary: a Subsidiary organized under the laws of Canada or any province or territory thereof.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent's Liens for the benefit of Secured Parties.
Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent's good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (a) securities issued or directly and fully guaranteed or insured by (i) the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), or (ii) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof (provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States and the full faith and credit of such country is pledged in support thereof), in each case, with such securities having maturities of not more than thirteen months from the date of acquisition; (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within thirteen months from the date of acquisition thereof (provided that the full faith and credit of such state is pledged in support thereof) and, at the time of acquisition thereof, having credit ratings of at least AA- (or the equivalent) by S&P and at least Aa3 (or the equivalent) by Moody's; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than thirteen months from the date of acquisition thereof issued by any commercial bank organized in the United States of America, Canada, Japan or Switzerland or any member of the European Economic Area, in each case, of recognized standing and having combined capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof); (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper having a rating at the time of acquisition thereof of at least A-1 from S&P or at least P-1 from Moody's or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within thirteen months after the date of acquisition thereof; (f) interests in any investment company or money market fund substantially all of the assets of which are of the type specified in clauses (a) through (e) above; (g) corporate obligations with long term ratings of A or better from S&P or Moody's, with such obligations having maturities of not more than thirteen months from the date of acquisition; and (h) asset backed securities rated AAA or better by S&P or Moody's, with such securities having maturities of not more than thirteen months from the date of acquisition.
Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives concerning capital adequacy pursuant to Basel III promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented, shall be deemed to have been adopted, issued, promulgated or implemented after the Closing Date.
Change of Control: at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Sanmina or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Sanmina; (b) during any period of twelve (12) consecutive months, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Sanmina cease to be occupied by Persons who either (i) were members of the board of directors of Sanmina on the Closing Date or (ii) were nominated for election by the board of directors of Sanmina, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or directors elected in accordance with this clause (ii); (c) any “change of control” or similar event under and as defined in any documentation relating to any Material Indebtedness; or (d) Sanmina ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Borrowers (except as a result of a transaction permitted by Section 10.2.8(i) involving the merger, amalgamation or consolidation of a Borrower with another Borrower).
Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: as defined in Section 6.1.
Code: the Internal Revenue Code of 1986.
Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
Commitment: for any Lender, its obligation to make loans pursuant to Section 2.1 and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Commitments” means the aggregate amount of such commitments of all Lenders.
Commitment Date: as defined in Section 2.3(b).
Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower Agent terminates the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.
Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower Agent certifies compliance with Section 10.3, if then applicable, and calculates the applicable Level for the Applicable Margin.

Consolidated Capital Expenditures: for any period, the aggregate of all expenditures of Sanmina and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Sanmina and its Subsidiaries.
Consolidated Tangible Foreign Assets: as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Foreign Subsidiaries of Sanmina as the total assets of the Foreign Subsidiaries of Sanmina, minus the total intangible assets of the Foreign Subsidiaries of Sanmina.
Contingent Obligation: any obligation of a Person arising from a guaranty, suretyship, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Contributing Guarantors: as defined in Section 14.2.
Convertible Indebtedness: Debt convertible into Equity Interest of Sanmina or any of its Subsidiaries at the option of the holder thereof.
Corporate Head Office Campus: Sanmina's head office campus located at 2700 North First Street, 2701 Zanker Road, 60 East Plumeria Drive and 30 East Plumeria Drive, San Jose, California 95134.
Co-Syndication Agents: Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc.
Credit Judgment: Agent's reasonable credit judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could reasonably be expected to adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent's Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could reasonably be expected to increase the credit risk of lending to Borrowers on the security of the Collateral, including any facts arising in any Collateral review done from time to time.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding accounts payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations where the primary obligation associated therewith would constitute Debt under this definition; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
Defaulting Agent: an Agent with respect to which any one or more of the following has occurred: (a) Agent has failed to meet any of its funding or settlement obligations pursuant to this Agreement, and such failure has continued for at least five consecutive Business Days; or (b) Agent is under receivership by the applicable state or federal regulatory authority.
Defaulting Lender: any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Commitment, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies Agent and Borrower Agent in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower Agent or Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by Agent, to confirm in a manner satisfactory to Agent that it will comply with its prospective funding obligations (provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by Agent), or (d) has, or has a direct or indirect parent company that has, become the subject of any Insolvency Proceeding; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower or a Designated Canadian Guarantor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.
Designated Canadian Guarantor: any Canadian Subsidiary of Sanmina which is a Guarantor, whose assets are included in the Borrowing Base and which is listed on Schedule 1.1(b) hereto as a

Designated Canadian Guarantor, as such Schedule is amended from time to time by notice from Borrower Agent to Agent.
Designated Foreign Account Debtor: an Account Debtor (i) that is one of the Account Debtors listed on Schedule 1.1(c) to this Agreement; provided that in no event shall more than twelve Account Debtors be listed on such Schedule 1.1(c); and provided, further, that, at Agent's sole discretion, on up to three occasions during a calendar year an Account Debtor listed on such Schedule 1.1(c) may be replaced with a different Account Debtor or (ii) that is not organized and does not have its principal offices or assets in the United States but whose controlling Affiliate is organized or has its principal offices or assets in the United States.
Dilution Percent: the percent, determined for Borrowers' most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of the Obligors, divided by (b) gross sales of the Obligors.
Dilution Reserve: a reserve against the Accounts Formula Amount in an amount equal to 1% for each whole percentage (or portion thereof) that the Dilution Percent exceeds 5%.
Disclosure Letter: the disclosure letter of Borrowers to Agent and the Lenders with respect to this Agreement, dated the Closing Date.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind, including a dividend payable solely in shares of stock or the distribution of non-cash rights in connection with any stockholder rights plan); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
Dodd-Frank Act means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.
Dollar Equivalent: of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Canadian Dollars or any other currency (other than Dollars), the equivalent of such amount in Dollars determined by using the mid-range rate of exchange quoted by the Wall Street Journal for Dollars or such alternative currency, as applicable, under its “Exchange Rates” column on the Business Day preceding the date of determination and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by Agent using any method of determination it reasonably deems appropriate; provided, however, if such amount is expressed in an alternative currency (other than Dollars) and such amount relates to the issuance of a Letter of Credit by any Issuing Bank, the “Dollar Equivalent” shall mean the equivalent of such amount in Dollars as determined by such Issuing Bank using any customary method of determination it reasonably deems appropriate.
Dollars: lawful money of the United States of America.
Domestic Subsidiary: any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
Dominion Account: a special account established by Borrowers and Designated Canadian Guarantors at Bank of America, its Affiliates or branches or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes, including each Lockbox Cash Collateral Account and each Proceeds Cash Collateral Account as provided in Section 8.2.4.

EBITDA: for any period, an amount determined for Sanmina and its Subsidiaries on a consolidated basis in accordance with GAAP equal to the amount equal to the sum of the following: (a) Net Income; plus (b) to the extent deducted in the calculation of Net Income: (i) Taxes, whether paid or deferred, (ii) Net Interest Expense, (iii) amortization, (iv) depreciation, (v) other non-cash charges for such period including, without limitation, goodwill, restructuring charges, non-cash charges arising from the accelerated recognition of pension expenses previously deferred under FAS 87/88, cumulative translation adjustments arising from the liquidation of Subsidiaries, financing costs and expenses, fixed asset and other intangibles impairment; provided that any cash payments made in any future period in respect of such charges shall be subtracted from EBITDA in the period when such payments are made and (vi) any non-cash charges associated with the recognition of fair value of stock options and other equity-based compensation issued to employees which have been expensed in Sanmina's statement of operations for such period; minus (c) pension related payments or contributions for such period in excess of the related charges or expenses reflected on the income statement for such period.
Eligible Account: an Account owing to a Borrower or a Designated Canadian Guarantor that arises in the Ordinary Course of Business consistent with past practices from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Credit Judgment, to be an Eligible Account; provided that Agent shall not establish any criteria for excluding Accounts from Eligible Accounts other than those set forth below unless Agent shall have given Borrower Agent at least three Business Days prior notice of Agent's intention to establish such criteria (including an explanation as to the reasons that Agent has determined in its Credit Judgment that such criteria are appropriate). Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a); (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts and Eligible Foreign Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor (or, to the best of such Borrower or Designated Canadian Guarantor's knowledge, the Controlling Affiliate thereof); or the Account Debtor (or, to the best of such Borrower or Designated Canadian Guarantor's knowledge, such Controlling Affiliate) has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States of America or Canada except to the extent such account is secured or payable by a letter of credit in form and substance satisfactory to Agent; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than a Permitted Lien referred to in Section 10.2.2(a), (c), (d), (g) and Section 10.2.1(s); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes; (n) it represents an inventory price adjustment, a purchase price variance pass-through, a progress billing, a prepayment, an accrual, a deposit, a refund, an invoice with terms in excess of 90 days, a residual invoice, a short payment, unearned revenue or retainage; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.
Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within three Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion; provided that in no event shall an Obligor or an Affiliate or Senior Officer of an Obligor be an Eligible Assignee.
Eligible Foreign Account: an Account from a Designated Foreign Account Debtor that meets the criteria of an “Eligible Account” (other than clause (g) thereof) and is otherwise acceptable to Agent.
Eligible Inventory: Inventory owned by a Borrower or by a Designated Canadian Guarantor that Agent, in its Credit Judgment, deems to be Eligible Inventory; provided that Agent shall not establish any criteria for excluding Inventory from Eligible Inventory other than those set forth below unless Agent shall have given Borrower Agent at least three Business Days prior notice of Agent's intention to establish such criteria (including an explanation as to the reasons that Agent has determined in its Credit Judgment that such criteria are appropriate). Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods, it being understood that: (x) the Borrowers and any Designated Canadian Guarantor's general ledger “Obsolete and Excess Reserves” shall be deemed to be ineligible; and (y) all inventory in excess of the related customer-provided 90-day forecast that is not included in the foregoing clause (d)(x) or any other borrowing base ineligible category shall be deemed ineligible; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any applicable Environmental Law (excluding, however, electronic products and components which contain hazardous materials but which are still in compliance in all material respects with Applicable Law); (f) conforms with the covenants and representations herein; (g) is subject to Agent's duly perfected, first priority Lien, and no other Lien other than a Permitted Lien referred to in Section 10.2.2(a), (c), (d), (f), (g), (m), (v) and Section 10.2.1(s); (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers and Designated Canadian Guarantors, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower's, Designated Canadian Guarantor's or Agent's right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report.
Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies having the force of law), relating to the protection or pollution of the environment or exposure of any individual to hazardous materials, including CERCLA, RCRA and CWA.
Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, a notice of environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a “release” as defined in CERCLA or under any other applicable Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability, unlimited liability or joint venture); (c) member in a limited liability or unlimited liability company; or (d) any other Person having any other form of equity security or ownership, but excluding any debt security or debt instrument convertible into or exchangeable for any equity security or ownership interest.
ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.
Exchange Act: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or in the case of any Lender, in which its applicable Lending Office is located or with which it has a present or former connection (other than any such connection arising from having executed, delivered or performed its obligations or received payment under, or enforced any Loan Document); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.9; (d) in the case of a Foreign Lender, any withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender's failure or inability (other than as a result of a change in law after the date such Lender becomes a Lender) to comply with Section 5.9, except in either case to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Obligors with respect to such withholding tax; and (e) any withholding tax imposed under FATCA.
Existing Lenders: as defined in the recitals hereto.
Existing Letter of Credit: the letters of credit referred to on Schedule 2.2.4.
Existing Loan Agreement: as defined in the recitals hereto.
Extraordinary Expenses: all costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
Fair Share: as defined in Section 14.2.
Fair Share Contribution Amount: as defined in Section 14.2.

Fair Share Shortfall: as defined in Section 14.2.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or amended or successor provisions that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
Fee Letter: the fee letter agreement, dated February 23, 2012, among Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Borrower Agent.
First Tier Foreign Subsidiary: at any date of determination, a Foreign Subsidiary in which Sanmina or any Domestic Subsidiary (or any combination thereof) owns directly more than 50%, in the aggregate, of the Equity Interests of such Subsidiary.
Fiscal Month: a fiscal month of any Fiscal Quarter.
Fiscal Quarter: a fiscal quarter of any Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on the Saturday nearest September 30 of each year.
Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Sanmina and its Subsidiaries for the most recent four Fiscal Quarters then ended, of (a) (i) EBITDA minus (ii) Consolidated Capital Expenditures (except those financed with Borrowed Money other than Loans) less (but only to the extent not in excess of Consolidated Capital Expenditures for the applicable period) the aggregate net cash proceeds actually received by Sanmina and its Subsidiaries from the sale of any fixed assets (including, without limitation, Real Estate) during the applicable period, to (b) Fixed Charges.
Fixed Charges: the sum of interest expense paid (other than payment-in-kind), scheduled principal payments made on Borrowed Money, Distributions made (excluding any Distributions made: (i) by any Borrower to any other Borrower or (ii) by any Subsidiary to any Borrower or to any other Subsidiary, but, for the avoidance of doubt, including that portion of any Distribution which is not paid to any Subsidiary or Borrower) and cash Taxes paid, net of cash refunds received; provided, that for purposes of the calculation of the Fixed Charge Coverage Ratio, (x) the sum of such Taxes paid net of cash refunds received shall not be less than zero and (y) the Debt under credit facility agreements entered into from time to time by any Subsidiary of Sanmina formed under the laws of India or China shall be excluded from the calculation of such ratio if such facilities mature or are by their respective terms automatically renewable one year or less following the applicable date of determination.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States of America, or any state or district thereof.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States of America; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary, other than a Canadian Plan.
Foreign Subsidiary: a Subsidiary (excluding any Designated Canadian Guarantor) that is a “controlled foreign corporation” under Section 957 of the Code.

FSCO: the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority empowered or created by the Supplemental Pension Plans Act (Québec) or the Pension Benefits Act (Ontario) or any Governmental Authority of any other Canadian jurisdiction exercising similar functions in respect of any Canadian Plan of the Borrower or any of its Subsidiaries or Affiliates and any Governmental Authority succeeding to the functions thereof.
Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank in their capacities as such arising on or before the payment date; (d) adequate provision (as determined by Agent in its reasonable judgment) having been made for the repayment of all Obligations inchoate or contingent in nature related to the provisional application of collections to the Loan Account, including the amount of any automated clearinghouse transfers and the full face amount of any check or other instrument that may be dishonored or returned or that remain unpaid for any reason, plus any bank charges and all other reasonable costs that may be incurred by Agent or any Lender or that may otherwise arise as a result of any such dishonor or return; and (e) adequate provision (as determined by Agent in its reasonable judgment) having been made for any claims against any Indemnitee that have been asserted or threatened in writing or that can otherwise reasonably be identified by Agent based on the then-known facts and circumstances. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
Funding Guarantor: as defined in Section 14.2.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, provincial, territorial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, Canada, or a province or territory thereof, or any other foreign entity or government.
Guaranteed Obligations: as defined in Section 14.1.
Guarantor Payment: as defined in Section 5.10.3.
Guarantors: each existing and future direct and indirect wholly-owned Domestic Subsidiary and each Designated Canadian Guarantor, except any Domestic Subsidiary owned by a Foreign Subsidiary.
Guaranty: each guaranty executed by a Guarantor in favor of Agent, including the Guaranty set forth in Section 14.
Hadco: as defined in the preamble to this Agreement.

Hadco Santa Clara: as defined in the preamble to this Agreement.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
Increasing Lender: as defined in Section 2.3(b).
Indemnified Taxes: Taxes other than Excluded Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
Indentures: the Senior Subordinated Indentures and the Senior Indentures.
Insignificant Subsidiary: (a) with respect to Section 10.1.9, a Subsidiary that has assets with a book value not in excess of $5,000,000; and (b) with respect to Section 11.1(j), a Foreign Subsidiary that has assets with a book value not in excess of $10,000,000.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or the commencement of any proceeding under the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada) or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, receiver-manager, monitor, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property under any bankruptcy or insolvency law (including, in each case, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity); or (c) an assignment or trust mortgage for the benefit of creditors under any bankruptcy or insolvency law.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intellectual Property Claim: any written claim or assertion (whether by suit or otherwise) that a Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.
Interco Subordination Agreement: the Interco Subordination Agreement dated as of November 19, 2008 among the Obligors, each Subsidiary that may from time to time become a payee on any Intercompany Debt owed by an Obligor, Agent, and the other parties thereto, as it may be amended, supplemented or otherwise modified from time to time.
Intercompany Debt: Debt (whether or not evidenced by a writing) of Sanmina or any of its Subsidiaries payable to, as applicable, Sanmina or any of its Subsidiaries.
Interest Expense: for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Sanmina and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of Sanmina and its Subsidiaries, including all commissions, discounts and other fees, charges owed with respect to letters of credit and net costs under Interest Rate Agreements.
Interest Period: as defined in Section 3.1.3.
Interest Rate Agreement: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of managing the interest rate exposure or interest rate risk associated with Sanmina's and its Subsidiaries' operations and not for speculative purposes.
Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the business of a Borrower or Designated Canadian Guarantor, respectively (but excluding Equipment).
Inventory Formula Amount: as of any date of determination, the lesser of:
(I) the sum, without duplication, of (a) the lesser of (i) up to 40% of the Value of raw materials Eligible Inventory of the Borrowers and the Designated Canadian Guarantors and (ii) up to 85% of the NOLV Percentage of the Value of such raw materials Eligible Inventory plus (b) the lesser of (i) up to 40% of the Value of finished goods Eligible Inventory of the Borrowers and the Designated Canadian Guarantors and (ii) up to 85% of the NOLV Percentage of the Value of such finished goods Eligible Inventory; and
(II) 20% of the aggregate Commitments,
in each case, as of such date of determination.
Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns, warranty and vendor chargebacks.
Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate amount of such Investment less all cash dividends and cash distributions received by such Person thereon (or in the case of noncash dividends and distributions received by such Person, the amount of cash received in respect thereof when and if converted into cash).
IRS: the United States Internal Revenue Service.
Issuing Bank: Deutsche Bank Trust Company Americas or an Affiliate or branch of Deutsche Bank Trust Company Americas and Bank of America or an Affiliate or branch of Bank of America.
Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, branches, agents and attorneys.
LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.
LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Fifth Anniversary of the Closing Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with the issuance, amendment or renewal of, or payment under, any Letter of Credit.
LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.
LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.
LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.
Lead Arrangers: Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc.
Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, branches, agents and attorneys.
Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance or an Assumption Agreement.
Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.
Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower and shall include the Existing Letters of Credit.
Letter of Credit Subline: $100,000,000.
LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/100th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America's London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.
LIBOR Loan: a Loan that bears interest based on LIBOR.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: any Person's interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, conditional sales, restrictions, leases, leasings, and other title exceptions and encumbrances affecting Property.
Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
Loan Account: the loan account established by each Lender on its books pursuant to Section 5.7.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
Lockbox Cash Collateral Account: a Cash Collateral Account that has been designated a “lockbox account” by the Borrower Agent.
Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, liabilities (actual or contingent) or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, on the value of any material portion of Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent's Liens on any Collateral; (b) materially impairs the ability of any Obligor to perform any of its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral; provided that the effect on Sanmina's consolidated financial position or results of operations of the sale by Sanmina and its Subsidiaries of their personal computing and associated logistics services business shall not constitute a Material Adverse Effect.
Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt or Borrowed Money having an outstanding principal amount of $25,000,000 or more.
Material Indebtedness: any Borrowed Money (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any Obligor evidencing an outstanding principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Obligor in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Obligor would be required to pay if such Hedging Agreement were terminated at such time.
Moody's: Moody's Investors Service, Inc., and its successors.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Net Income: for any period, (i) the net income (or loss) of Sanmina and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Sanmina) in which any other Person (other than Sanmina or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Sanmina or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Sanmina or is merged into or consolidated with Sanmina or any of its Subsidiaries or that Person's assets are acquired by Sanmina or any of its Subsidiaries, (c) the income of any Subsidiary of Sanmina to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Dispositions or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses, to the extent included in determining net income (or loss) for such period.
Net Interest Expense: for any period, Interest Expense for such period minus interest income included in Net Income for such period.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent's Liens on Collateral sold, including, without limitation, any premium, penalty, or make-whole amounts related thereto required to be paid as a result of such Asset Disposition; (c) Taxes paid or a good faith estimate of Taxes payable with respect to such proceeds, including, without limitation, any premium, penalty, or make-whole amounts related thereto required to be paid as a result of such Asset Disposition; and (d) reserves for indemnities or other reserves in accordance with GAAP against any liabilities associated with the assets sold, transferred, leased, licensed, consigned or disposed of in such Asset Disposition, including pension and other post-retirement benefit liabilities and liabilities related to environmental matters, until such reserves are no longer needed.
NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Inventory of the Borrowers and the Designated Canadian Guarantors performed by an appraiser and on terms reasonably satisfactory to Agent.
Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.
Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in form reasonably satisfactory to Agent.
Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Agent.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
Obligee Guarantor: as defined in Section 14.7.
Obligor: each Borrower or Guarantor.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, in the exercise of its reasonable business judgment and undertaken in good faith.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each Note; LC Document; Fee Letter; Interco Subordination Agreement; Lien Waiver; Borrowing Base Certificate; Compliance Certificate; Perfection Certificate, financial statement or report delivered hereunder; the Disclosure Letter; or other document, instrument or agreement (other than this Agreement, a Security Document, any Hedging Agreement or any agreement related to Bank Products) now or hereafter entered into by an Obligor with Agent or a Lender in connection with any transactions relating hereto.
Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
Overadvance: as defined in Section 2.1.5.
Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
Participant: as defined in Section 13.2.
Participant Register: as defined in Section 13.2.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Perfection Certificate: the perfection certificate of Obligors with respect to this Agreement in form and substance satisfactory to Agent, dated the Closing Date, as the same shall be supplemented from time to time.
Permitted Acquisition: any acquisition by Sanmina or any of its wholly-owned Subsidiaries, whether by purchase, merger, amalgamation, or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,
a.immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
b.all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
c.in the case of the acquisition of Equity Interests in which all of the Equity Interests (except for any such Equity Interests in the nature of directors' qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Sanmina in connection with such acquisition shall be owned 100% by Sanmina or a Guarantor, Sanmina shall take, or cause to be taken, promptly after the date such Person becomes a Subsidiary of Sanmina, to the extent applicable, each of the actions set forth in Section 10.1.9;
d.in the case of an acquisition where the consideration payable is $25,000,000 or more, Sanmina shall have delivered to Agent at least ten (10) Business Days (or such shorter period of time as may be agreed to by Agent) prior to such proposed acquisition, all relevant financial information with respect to such acquired assets or Equity Interests, including, without limitation, the aggregate consideration for such acquisition;
e.any Person or assets or division as acquired in accordance herewith shall constitute a Permitted Business; and
f.such acquisition shall not have been preceded by a tender offer that has not been approved by the board of directors of such Person.

Permitted Asset Disposition: as long as (i) no Default or Event of Default exists and (ii) during a Trigger Period, all Net Proceeds with respect to Collateral received by an Obligor are remitted to Agent, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business consistent with past practices (including, without limitation, the sale of Inventory from Sanmina or any Subsidiary to Sanmina or any Subsidiary); (b) a disposition of Equipment; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business consistent with past practices; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business consistent with past practices, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor's default; (e) approved in writing by Agent and Required Lenders; or (f) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens; provided that in all cases any involuntary loss resulting from a casualty event or condemnation shall constitute a Permitted Asset Disposition.
Permitted Business: any business that is related, ancillary or complementary to the businesses of Sanmina and its Subsidiaries on the Closing Date or any reasonable extension thereof.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business consistent with past practices; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business consistent with past practices with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $50,000,000 or less at any time.
Permitted Lien: as defined in Section 10.2.2.
Permitted Pool Transaction: the transfer of cash, whether directly or indirectly, through the repayment of or making of any Intercompany Debt, the making of any Upstream Payment, the making of Investments or otherwise in the Ordinary Course of Business, from a Foreign Subsidiary to another Foreign Subsidiary in order to have the cash balances of such Foreign Subsidiaries repay or refund their obligations under a cash management pool with a financial institution, provided that in connection with any such transfer, (i) if any cash is proposed to be transferred from an Obligor to a Foreign Subsidiary, prior to, or simultaneously with, such proposed transfer, an equivalent amount of cash shall be transferred to such Obligor from a Foreign Subsidiary and (ii) if any cash is proposed to be transferred to an Obligor from a Foreign Subsidiary, prior to, or simultaneously with, such proposed transfer, an equivalent amount of cash shall be transferred from such Obligor to a Foreign Subsidiary.
Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not exceed $100,000,000 at any time plus any amount permitted by and not utilized pursuant to Section 10.2.1(l), but in no event shall the aggregate outstanding principal amount of Purchase Money Debt and Debt permitted under Section 10.2.1(l) exceed at any time $200,000,000.
Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
Pledged Securities: the Equity Interests in each of the Borrowers (other than Sanmina) and the Guarantors and other Equity Interests owned directly by the Borrowers and the Guarantors, provided in the case of any First Tier Foreign Subsidiary (other than any Designated Canadian Guarantor) not more than 65% of the voting Equity Interests thereof shall be “Pledged Securities” and provided, further, that Pledged Securities shall exclude (i) any Equity Interests in Sanmina-SCI Australia Holding Pty Ltd., and (ii) any other Equity Interests to the extent Agent determines in its reasonable discretion after consultation with Borrower Agent that such pledge is not commercially feasible.
PPSA: the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction (including, without limitation, the Civil Code of Québec), the laws of which are required by such legislation to be applied in connection with the issue, perfection, effect of perfection, enforcement, enforceability, opposability, validity or effect of security interests, hypothecs or other applicable Liens.
Priority Payables: at any time, with respect to each Designated Canadian Guarantor:
(a)    the amount past due and owing by each such Designated Canadian Guarantor, or the accrued amount for which such Designated Canadian Guarantor has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) goods and services taxes, sales taxes, harmonized sales taxes, excise taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) workers' compensation or employment insurance; (iii) unpaid wages, vacation or holiday pay, or amounts payable under the Wage Earner Protection Program Act (Canada); and (iv) amounts not contributed to any Canadian Plan, or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or other Applicable Law relating to Canadian Plans as required to be contributed; (v) other like charges and demands to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the first priority Liens granted in the Security Documents; and
(b)    the aggregate amount of any other liabilities of each such Designated Canadian Guarantor in respect of which a trust has been imposed on any Collateral to provide for payment;
in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.
Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender's Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender's Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.
Proceeds Cash Collateral Account: any Cash Collateral Account into which the proceeds of Collateral or payments on Accounts constituting Collateral are deposited.
Properly Contested: with respect to any obligation of any Person, (a) the obligation is subject to a bona fide dispute regarding amount or the Person's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established to the extent required in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material portion of the assets of the Person; (e) no Lien is imposed on any material portion of the assets of the Person, unless bonded and stayed to the extent reasonably requested by and to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: as defined in Section 2.1.6.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt, and any accession, addition or improvement thereto, any replacement thereof and the proceeds thereof, together with customary cash deposits, and constituting a Capital Lease or a purchase money security interest under the UCC.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus an amount necessary to pay any fees and expenses, including premiums and defeasances costs, related thereto; (b) it has a final maturity no sooner than, and a weighted average life no less than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) taken as a whole in each case, (i) the representations, (ii) the covenants and (iii) the defaults applicable to it are not materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced (it being understood and agreed that, in determining whether any of the foregoing provisions of Refinancing Debt are materially less favorable to Borrowers, Borrower Agent shall be permitted (but shall not be required) to consult with Agent prior to incurring such Refinancing Debt and request that Agent make a determination as to whether such provisions are materially less favorable to Borrowers, and the good faith determination of Agent in that regard shall be definitive and it being further understood that Agent shall have no obligation to make any such determination); (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt unless such Person would otherwise be permitted under this Agreement to be obligated on the Debt being extended, renewed or refinanced; and (g) upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).
Reimbursement Date: as defined in Section 2.2.2.
Related Assets: with respect to any receivables, any assets related thereto (but, for the avoidance of doubt, not including any such assets relating to Eligible Accounts), including all collateral securing such receivables, all contracts and contract rights, purchase orders, leases, security interests, financing statements or other documentation in respect of such receivables, and all guarantees, indemnities, warranties or other documentation or other obligations in respect of any such receivable, any other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with transactions involving receivables similar to the receivables, interest in goods represented by the receivables and all goods returned by or reclaimed, repossessed or recovered from, the account debtor, and any collections or proceeds of the foregoing.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could reasonably be expected to be payable to any such Person, unless it has executed a Lien Waiver.
Report: as defined in Section 12.2.3.
Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
Required Lenders: Lenders (subject to Section 4.2) having (a) Commitments in excess of 50% of the aggregate Commitments; and (b) if the Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided that in the event there are five or fewer non-affiliated Lenders, “Required Lenders” shall mean three or more non-affiliated Lenders (subject to Section 4.2) having (y) Commitments in excess of 50% of the aggregate Commitments; and (z) if the Commitments have terminated, Loans in excess of 50% of all outstanding Loans.
Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/16th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents; provided that if such Cash Equivalents are owned by an Obligor, the Cash Equivalents are subject to Agent's Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; and (c) Investments permitted under Section 10.2.4.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any Intercompany Debt.
Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender's Commitment and shall evidence the Loans made by such Lender.
Revolver Termination Date: the earlier of (a) the date that occurs 90 days prior to the maturity date of (i) the 2014 Senior Notes or (ii) the 2016 Senior Subordinated Notes, in each case if such Notes are not repaid, redeemed, defeased, refinanced or reserved under the Borrowing Base prior to such date, and (b) the fifth anniversary of the Closing Date.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
Sanmina: as defined in the preamble to this Agreement.
SCI Technology: as defined in the preamble to this Agreement.
Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.
Security Documents: this Agreement, the Guaranties, Deposit Account Control Agreements, security agreements, deeds of hypothec and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Indentures: those certain indentures, by and among Sanmina, certain Subsidiaries thereof and the trustee party thereto and each governing one of either series of the Senior Notes, as each such indenture may be amended, supplemented, or otherwise modified from time to time.
Senior Notes: (a) the Senior Floating Rate Notes due 2014 issued by Sanmina pursuant to an indenture, dated as of June 12, 2007, in the aggregate original principal amount of $300,000,000 (the “2014 Notes”), (b) the 7% Senior Notes due 2019 issued by Sanmina pursuant to an indenture, dated as of May 10, 2011, in the aggregate original principal amount of $500,000,000, and (c) any registered notes issued by Sanmina in exchange for, and as contemplated by, any of the Senior Notes with substantially identical terms as the Senior Notes.
Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer or treasurer of a Borrower or, if the context requires, an Obligor.
Senior Subordinated Indentures: those certain indentures, by and among Sanmina, certain Subsidiaries thereof and the trustee party thereto and each governing one of either series of the Senior Subordinated Notes, as each such indenture may be amended, supplemented, or otherwise modified from time to time.
Senior Subordinated Notes: (a) the 8.125% Senior Subordinated Notes due 2016 issued by Sanmina pursuant to an indenture, dated as of February 15, 2006 (the “2016 Notes”), and (b) any registered notes issued by Sanmina in exchange for, and as contemplated by, any of the Senior Subordinated Notes with substantially identical terms as the Senior Subordinated Notes.
Settlement Report: a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.
Solvent: as to any Person as of the date of determination, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or, as regards a Canadian Subsidiary, is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
SSCI Holdings: as defined in the preamble to this Agreement.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, has no scheduled amortization payments or mandatory prepayments or redemptions (other than as a result of an event of default thereunder or as a result of customary change of control provisions) prior to 91 days after the Revolver Termination Date, and the covenants and subordination provisions thereof are reasonably satisfactory to Agent. Subordinated Debt includes the Debt evidenced by the Senior Subordinated Notes and Senior

Subordinated Note Indentures; provided that such Debt may have a maturity date prior to the Revolver Termination Date so long as at least 90 days prior to such maturity date, such Debt is repaid, redeemed, defeased or refinanced or, on such 90th day, reserved for under the Borrowing Base.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns at least 50% of the voting securities or Equity Interests); provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the first Person shall be deemed to be outstanding.
Swingline Loan: any Borrowing of Base Rate Loans funded with Agent's funds, until such Borrowing is settled among Lenders or repaid by Borrowers.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Trigger Period:
(x) prior to the occurrence of any increase in the Commitments pursuant to an Accordion Increase as contemplated by Section 2.3 or otherwise, the period (a) commencing on the day that Availability, at any time, is less than $50,000,000; and (b) continuing until the date on which, during the preceding 90 consecutive days, Availability has been greater than $50,000,000 at all times; and
(y) from and after the occurrence of any increase in the Commitments pursuant to an Accordion Increase as contemplated by Section 2.3 or otherwise, the period (a) commencing on the day that Availability, at any time, is less than 15% of the greater of (x) the Borrowing Base and (y) the aggregate amount of Commitments; and (b) continuing until the date on which, during the preceding 90 consecutive days, Availability has been greater than 15% of the greater of (x) the Borrowing Base and (y) the aggregate amount of Commitments at all times.
Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction or the PPSA.
Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower or a wholly-owned Subsidiary.
Value: (a) for Inventory, its value determined on the basis of the lower of cost or market,

calculated on a first-in, first‑out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers' certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower Agent or the Required Lenders shall so request, Agent, the Lenders and Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower Agent shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Instrument”, “Proceeds” and “Supporting Obligation.”

1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement (including any Loan Document) include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means the time of day in Pasadena, California; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent

(and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers' knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates. For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code of Québec, and all references to releasing any Lien shall be deemed to include a release, discharge and mainlevee of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.

SECTION 2.    CREDIT FACILITIES

2.1        Commitment.

2.1.1    Loans. Each Lender agrees, severally, on the terms set forth herein, to make Loans to Borrowers from time to time for the period from and including the Closing Date to the Commitment Termination Date in an aggregate principal amount at any one time outstanding which, when added to such Lender's Pro Rata share of the sum of the LC Obligations then outstanding and the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Commitment. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if the unpaid balance of Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base. It is understood and agreed that immediately prior to the effectiveness of this Agreement on the Closing Date no Loans (as defined in the Existing Loan Agreement) are outstanding.

2.1.2    Revolver Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3    Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt, if any, under the Existing Loan Agreement; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers (including any transaction permitted by this Agreement).

2.1.4    Voluntary Reduction or Termination of Commitments. The Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 days (or such shorter period as may be agreed to in writing by Agent in its discretion) prior written notice to Agent at any time, Borrower Agent may, at its option, terminate the Commitments and this credit facility or permanently reduce the Commitments, on a Pro Rata basis for each Lender in a minimum amount of $25,000,000, or an increment of $1,000,000 in excess thereof; provided that no such reduction in Commitments shall reduce the aggregate amount of the Commitments to less than $100,000,000. Any notice of termination or reduction given by Borrower Agent shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower Agent may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transaction, in which case such notice may be revoked by Borrower Agent (by notice to Agent on or prior to the specified termination date) if such condition is not satisfied. On the Revolver Termination Date, Borrowers shall make Full Payment of all Obligations.

2.1.5    Overadvances. If the aggregate Loans and LC Obligations exceed the Borrowing Base (“Overadvance”) or the aggregate Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the aggregate Commitments then in effect (less the then outstanding amount of Protective Advances); and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance, (i) is not increased by more than $5,000,000 (less the then outstanding amount of Protective Advances), and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Loans and LC Obligations to exceed the aggregate Commitments and in no event shall an Overadvance cause the sum of any Lender's Loans and Pro Rata share of the LC Obligations then outstanding to exceed its Commitment. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6    Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount outstanding at any time not in excess of 10% of the aggregate Commitments then in effect (less the then outstanding amount of Overadvances), if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis; provided, that in no event shall the aggregate amount of outstanding Protective Advances plus the aggregate amount of outstanding Loans and LC Obligations exceed the aggregate Commitments. Required Lenders may at any time revoke Agent's authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent's determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2    Letter of Credit Facility.

2.2.1    Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

a.
Each Borrower acknowledges that Issuing Bank's willingness to issue any Letter of Credit is conditioned upon Issuing Bank's receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

b.
Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

c.
Borrowers assume (solely as between Borrowers and Secured Parties) all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

d.
In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2    Reimbursement; Participations.

a.
If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

b.	Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender's Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

c.
The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank's payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

d.
No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.2.3    Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank's or Agent's request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of the Cash

Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4    Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into Letters of Credit issued pursuant to Section 2.2 for the account of the Obligors set forth on Schedule 2.2.4 and subject to the provisions hereof, and for this purpose fees in respect thereof pursuant to Section 2.2.2(a) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.2.2(a)) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the Lenders set forth on Schedule 2.2.4, or their designated Affiliates who are Issuing Banks, with respect to each such Existing Letter of Credit shall be deemed to be the Issuing Bank with respect to such Existing Letters of Credit, (iii) such Letters of Credit shall each be included in the calculation of LC Obligations, and (iv) all liabilities of the Obligors with respect to such Existing Letters of Credit shall constitute Obligations. No Existing Letter of Credit converted in accordance with this Section 2.2.4 shall be amended, extended or renewed except in accordance with the terms hereof. Notwithstanding the foregoing, the Obligors shall not be required to pay any additional issuance fees with respect to the issuance of such Existing Letter of Credit solely as a result of such letter of credit being converted to a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.2.2(a) shall otherwise apply to such Existing Letters of Credit.

2.3    Increase in the Aggregate Commitments

a.
The Borrower Agent may, at any time, by notice to Agent, request that the aggregate amount of the Commitments be increased in an aggregate amount during the term of this Agreement of up to $200,000,000 (in a minimum amount of $25,000,000 and in increments of $5,000,000) (an “Accordion Increase”) to be effective as of the date upon which the conditions set forth in Section 2.3(d) below are fulfilled to the satisfaction of Agent (an “Accordion Effective Date”); provided, however, that (i) in no event shall more than four Accordion Increases occur during the term of this Agreement; (ii) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the applicable Accordion Effective Date, or shall occur as a result thereof; (iii) the representations and warranties of each Obligor in the Loan Documents (x) that are not qualified by “materiality” shall be true and correct in all material respects on the Accordion Effective Date and upon giving effect to such Accordion Increase and (y) that are qualified by “materiality” shall be true and correct on and as of such date, except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except if qualified by “materiality”, shall be true and correct) as of such earlier date; and (iv) if a Trigger Period exists on the applicable Accordion Effective Date, the Borrowers shall be in compliance on a pro forma basis with the financial covenant set forth in Section 10.3; provided that for purposes of such calculation, such calculation shall assume the Commitments in respect of such Accordion Increase have been fully utilized.

b.
Agent will promptly notify the Lenders of a request by the Borrower Agent for an Accordion Increase, which notice shall include the date (which date shall be at least 15 days following the date of such notice) by which Lenders wishing to participate in such Accordion Increase must commit to an increase in the amount of their respective Commitments (each, a “Commitment Date”) and shall provide that such request is made ratably to all the Lenders. Each Lender that is willing to participate in such Accordion Increase (each, an “Increasing Lender”) shall give written notice to Agent on or prior to the applicable Commitment Date of the amount by which it is willing to increase its Commitment, it being understood that no Lender shall be obligated to participate in any Accordion Increase and any failure by a Lender to respond to Agent's notice as set forth in the immediately preceding sentence shall not be deemed to be evidence of such Lender's willingness to participate in any Accordion Increase. If the Lenders notify Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of such Accordion Increase, such Accordion Increase shall be allocated ratably among the Lenders willing to participate therein.

c.
Promptly following the applicable Commitment Date, Agent shall notify the Borrower Agent as to the amount, if any, by which the Lenders are willing to participate in the applicable Accordion Increase. If the aggregate amount by which the Lenders are willing to participate in such Accordion Increase on the applicable Commitment Date is less than such Accordion Increase, then the Borrower Agent may extend offers to one or more Eligible Assignees to participate in any portion of such Accordion Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amounts as may be necessary to cause the aggregate increase to equal such Accordion Increase).

d.
On the applicable Accordion Effective Date, each Eligible Assignee that accepts an offer to participate in the applicable Accordion Increase in accordance with Section 2.3(c) (each such Eligible Assignee being an “Assuming Lender”) shall become a Lender party to this Agreement as of the applicable Accordion Effective Date and the Commitment of each Increasing Lender for such Accordion Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.3(b)) as of such Accordion Effective Date and the Commitment of each Lender as set forth on Schedule 1.1(b) shall be adjusted accordingly; provided, that on or before the applicable Accordion Effective Date:

(1)    the full amount of the Accordion Increase has been committed to by Increasing Lenders or Assuming Lenders;
(2)    all amendments to this Agreement deemed reasonably necessary by Agent to accomplish the applicable Accordion Increase shall have been agreed by the parties hereto and any Assuming Lenders;
(3)    all necessary approvals shall have been obtained by each of the Increasing Lenders, the Assuming Lenders and Agent; and
(4)    Agent shall have received the following, each dated such date:
(A)    (i) certified copies of resolutions of the Borrower Agent approving such Accordion Increase and the corresponding modifications to this Agreement, (ii) an opinion of counsel for the Borrower Agent (which may be in-house counsel), in form and substance reasonably satisfactory to Agent and (iii) a certificate from a knowledgeable Senior Officer of the Borrower Agent certifying that the conditions set forth in Section 2.3(a) have been satisfied and including, if applicable, a calculation reasonably satisfactory to Agent showing compliance with the financial covenant set forth in Section 10.3 as provided in such Section 2.3(a);
(B)    an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower Agent and Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, Agent and the Borrower Agent; and
(C)    confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower Agent and Agent.
On the applicable Accordion Effective Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.3(d), Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower Agent, on or before 2:00 pm (New York time), by facsimile, email or other electronic communication, of the occurrence of such Accordion Increase and shall record in the Loan Account the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. The Borrower Agent shall prepay Loans on such Accordion Effective Date to the extent necessary to cause the outstanding Loans to be ratable with the Commitment of each Lender. This Section shall supersede the provisions of Section 15.1 as applicable.

SECTION 3.	INTEREST, FEES AND CHARGES

3.1    Interest

3.1.1	Rates and Payment of Interest.

a.	The Obligations shall bear interest (i) if a Base Rate Loan, at the Alternate Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a

LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Alternate Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day's interest shall accrue.

b.
During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, from and after the date of the occurrence of such Insolvency Proceeding or other Event of Default the Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

c.
Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each quarter with respect to Base Rate Loans; (ii) on the last day of any Interest Period with respect to LIBOR Loans; (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iv) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2	Application of LIBOR to Outstanding Loans.

a.
Borrower Agent may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

b.
Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3    Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 7, 30, 60 or 90 days; provided, however, that:

a.
the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end (or, in the case of an Interest Period having a length equal to 7 days, on the corresponding day in the immediately succeeding calendar week);

b.
if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

c.	no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4    Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrower Agent of such determination. Until Agent notifies Borrower Agent that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2    Fees

3.2.1    Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee accruing during each calendar quarter when the average daily aggregate amount of Loans and LC Obligations during the preceding calendar quarter or any portion thereof (a) is less than 50% of the Commitments in such prior calendar quarter, at the rate of 0.50% per annum and (b) is equal to or in excess of 50% of the Commitments in such prior calendar quarter, at a rate of 0.375% per annum, in each case times the daily amount by which the Commitments in such calendar quarter exceed the aggregate amount of Loans, amounts owing for any drawings under Letters of Credit and stated amount of Letters of Credit during such calendar quarter. Such fee shall be determined by Agent and be payable quarterly in arrears, on the first day of each calendar quarter commencing on the first quarter to occur after the Closing Date and on the Commitment Termination Date.

3.2.2    LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter commencing on the first quarter to occur after the Closing Date and on the Commitment Termination Date; (b) to the applicable Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter commencing on the first quarter to occur after the Closing Date and on the Commitment Termination Date; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3    Agent Fees. In consideration of Agent's and Lead Arrangers' syndication of the Commitments and Agent's service hereunder, Borrowers shall pay to Agent and the Lead Arrangers, as applicable, for their own account, the fees described in the Fee Letter.

3.3    Computation of Interest, Fees, Yield Protection. All interest on LIBOR Loans shall be computed for the actual days elapsed, based on a year of 360 days, and all interest on Base Rate Loans, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 365 or 366 days, as applicable. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purposes of the Interest Act (Canada), (i) whenever any interest or fees under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.4    Reimbursement Obligations. Borrowers shall reimburse Agent and any Lender for all Extraordinary Expenses. Borrowers shall also reimburse Agent, Co-Syndication Agents and the Lead Arrangers for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent's personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent's, Co-Syndication Agents' and the Lead Arrangers' professionals, as applicable, at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, Co-Syndication Agents, the Lead Arrangers, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand. For the avoidance of doubt, the provisions of this Section 3.4 shall apply regardless of whether the Closing Date occurs.

3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6    Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7    Increased Costs; Capital Adequacy.

3.7.1	Change in Law. If any Change in Law shall:

a.
impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

b.
subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except in each case for Indemnified Taxes or Other Taxes covered by

Section 5.8 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

c.	impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank (which request shall be accompanied by a certificate of such Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank and the basis therefor), Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
3.7.2    Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender's or Issuing Bank's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's, Issuing Bank's or holding company's capital as a consequence of this Agreement, or such Lender's or Issuing Bank's Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender's, Issuing Bank's and holding company's policies with respect to capital adequacy), then from time to time upon the request of such Lender or Issuing Bank (which request shall be accompanied by a certificate of such Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank and the basis therefor), Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.8, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9    Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.11    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, and except during the occurrence and continuance of a Default or Event of Default, in the event that: (a) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower Agent that such Lender is entitled to receive payments under Section 3.7 or Section 5.8, or pursuant to Section 3.5 is unable to make LIBOR Loans, the circumstances which have caused such Lender to be unable to make LIBOR Loans or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five (5) Business Days after Borrower Agent's request for such withdrawal; (b) any Lender is a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 15.1.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower Agent may, by giving written notice to Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 13.3 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender (and, other than as specified in clause (2) below, no premium shall be payable in connection therewith); (2) on the date of such assignment, Borrower Agent shall pay any amounts payable to such Terminated Lender pursuant to Section 3.5 or otherwise and Borrower Agent shall reimburse the Terminated Lender for any fees paid by such Terminated Lender pursuant to Section 13.3 and in connection with the assignment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 4.    LOAN ADMINISTRATION

4.1    Manner of Borrowing and Funding Loans

4.1.1    Notice of Borrowing.

a.
Whenever Borrowers desire funding of a Borrowing of Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

b.
Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

c.
If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2    Fundings by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender's Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent's notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may, but shall not be obligated to, assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may, but shall not be obligated to, disburse a corresponding amount to Borrowers. If a Lender's share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3	Swingline Loans; Settlement.

a.
Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding principal amount equal to the greater of (i) $30,000,000 and (ii) 10% of the aggregate amount of the Commitments. If Agent receives written notice from a Lender that any of the conditions set forth in Section 6.2 have not been satisfied, Agent shall not advance the requested Swingline Loan until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Each Swingline Loan shall constitute a Loan for all purposes, except that payments thereon shall be made to Agent for its own account or for the account of Lenders, as applicable. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

b.
To facilitate administration of the Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender's obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent's request therefor. Agent acknowledges that it receives all Loan proceeds, and interest and fees owing to Lenders hereunder, in its capacity as Agent under this Agreement.

4.1.4    Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower's behalf.

4.2    Defaulting Lender.

a
Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender's defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender's right to vote (except as provided in Section 15.1.1(c)) on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

b.
If the Borrower Agent and Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, take such actions as Agent may determine to be necessary to cause the Loans to be held on a Pro Rata basis by the Lenders in accordance with their Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower for the period that such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

4.3    Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of

LIBOR Loans shall be in a minimum amount of $5,000,000, plus any increment of $1,000,000 in excess thereof. No more than ten Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4    Borrower Agent. Each Borrower hereby designates Sanmina (in such capacity, “Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5    One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent's Lien upon all Collateral.

4.6    Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable. All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. Sections 2.2, 3.4, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 15.2, 15.12 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.    PAYMENTS

5.1    General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2    Repayment of Loans. Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium and without prior notice. All repayments and prepayments of Loans shall be applied on a Pro Rata basis. If any Asset Disposition includes the disposition of Collateral outside the Ordinary Course of Business consistent with past practices, then, prior thereto (except in the case of any involuntary loss resulting from a casualty event or condemnation) the Borrower Agent shall deliver to Agent a Borrowing Base Certificate giving effect to such Asset Disposition and if a Trigger Period exists at the time of such Disposition or as a result thereof the Net Proceeds of such Asset Disposition shall be applied to the Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent's demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Loans and, if necessary, Cash Collateralize any Letters of Credit, in an aggregate amount sufficient to reduce the principal balance of Loans to the lesser of the Borrowing Base or the Commitments.

5.3    Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4    Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5    Post-Default Allocation of Payments

5.5.1    Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

a	first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

b.	second, to all amounts owing to Agent on Swingline Loans;

c.	third, to all amounts owing to Issuing Bank on LC Obligations;

d.	fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

e.	fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

f.	sixth, to provide Cash Collateral for outstanding Letters of Credit;

g.	seventh, to all other Obligations, other than Bank Product Debt;

h.	eighth, to any Bank Product Debt that is subject in full to any reserve hereunder; and

i.	last, to any other Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.
5.5.2    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6    Application of Payments. The ledger balance in all Dominion Accounts as of the end of a Business Day shall be applied to the Obligations constituting principal, interest, fees and expenses at the beginning of the next Business Day or as soon thereafter as designated by Agent. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.

5.7    Loan Account; Account Stated.

5.7.1    Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.7.2    Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.7.3    Register. Agent, acting solely for this purpose as an agent of the Borrowers, also shall maintain a register for the recordation of the names and addresses of the Lenders and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

5.8    Taxes.

5.8.1    Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold, remit or deduct any Tax (including backup withholding or withholding Tax), the withholding, remittance or deduction shall be based on information provided pursuant to Section 5.9 and Agent shall pay the amount withheld, remitted or deducted to the relevant Government Authority. If the withholding, remittance or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Obligors shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding, remittance or deduction (including withholding, remittance or deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Obligors shall timely pay or remit all Other Taxes to the relevant Governmental Authorities.
5.8.2    Payment. Obligors shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including Indemnified Taxes and Other Taxes attributable to amounts payable under this Section) withheld, remitted or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto. A certificate as to the amount of any such payment, remittance or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive absent manifest error. As soon as practicable after any payment or remittance of Taxes by an Obligor, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment or remittance satisfactory to Agent.

5.9    Lender Tax Information

5.9.1    Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Obligors to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender's entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender's status for withholding tax purposes in the applicable jurisdiction.

5.9.2    Documentation.

5.9.2.1 If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of United States withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon the request of Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.
5.9.2.2 If a payment made to any Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall (but only so long as such Lender remains lawfully able to do so) deliver to Agent and Borrower Agent, at the time or times prescribed by applicable law or reasonably requested in writing by Agent or Borrower Agent, such documentation prescribed by applicable law or reasonably requested in writing by Agent or Borrower Agent as may be necessary for Agent or Borrower Agent to comply with its obligations under FATCA, to determine that such Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, FATCA shall include any amendments made to FATCA after the date of this Agreement (and thus shall not be limited to amended or successor provisions that are substantively comparable to and not materially more onerous to comply with than Section 1471 through 1474 of the Code as of the date of this Agreement).

5.9.3    Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed exemption or reduction. Each Lender and Issuing Bank shall severally indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys' fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender's or Issuing Bank's failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.9.4    If a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.8, such Lender shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.8 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Lender in the event such Lender is required to repay such refund to such governmental authority. This Section 5.9.4 shall not be construed to require any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other person.

5.10    Nature and Extent of Each Borrower's Liability

5.10.1    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.10.2    Waivers.

a.
Each Borrower expressly waives, to the extent permitted by law, all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives, to the extent permitted by law, all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

b.
Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives, to the extent permitted by law, any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. Each Borrower waives, to the extent permitted by law, all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee's sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3    Extent of Liability; Contribution.

a.	Notwithstanding anything herein to the contrary, each Borrower's liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower's Allocable Amount.

b.
If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower's Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

c.
Nothing contained in this Section 5.10 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower's business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.10.4    Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically. Borrowers' business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent's and Lenders' willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers' request.

SECTION 6. CONDITIONS PRECEDENT

6.1    Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

a.
Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document to be entered into as of the Closing Date shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

b.
Agent shall have received, except as otherwise provided in this Agreement, (i) acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC, PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens and (ii) all Lien Waivers requested by Agent.

c.	Reserved.

d.
Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Obligor certifying that, after giving effect to the initial Loans and transactions hereunder, as of the Closing Date (i) Sanmina and its Subsidiaries, on a consolidated basis, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents as of the Closing Date (unless waived by Agent).

e.    Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

f.
Agent shall have received a written opinion of Wilson Sonsini Goodrich & Rosati, P.C., as well as each Canadian counsel and any local counsel to Obligors or Agent, in form and substance reasonably satisfactory to Agent.

g.
Agent shall have received copies of the charter documents of each Obligor, certified as of a recent date by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued as of a recent date by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization.

h.	Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan

Documents.

i.
Agent shall have completed its business, financial and legal due diligence of Obligors, including (i) completion and a roll-forward of its previous field examination, with results satisfactory to Agent; (ii) completion of the inventory appraisal conducted by Emerald Technology Valuations with results satisfactory to Agent; and (iii) a satisfactory review of Sanmina's contracts with its customers. Since December 31, 2011 there shall not have occurred any event or circumstance that had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

j.
Obligors shall have paid all fees, expenses and other amounts (including fees, expenses and other amounts payable under the Existing Loan Agreement and the reasonable fees and expenses of counsel (including any local counsel) for Agent) to be paid to Agent, the Lead Arrangers and Lenders on the Closing Date.

k.
Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable Anti-Terrorism Laws and “know your customer” rules and regulations.

l.	Reserved.

m.
There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in writing in any court or before any arbitrator or Governmental Authority that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

n.
Agent, Co-Syndication Agents and the Lead Arrangers shall have received, in form and substance reasonably satisfactory to them, (a) financial projections of the Borrowers and their subsidiaries evidencing the ability of Sanmina and its Subsidiaries to comply with the financial covenant set forth in Section 10.3 and (b) interim financial statements dated December 31, 2011.

o.	Reserved.

p.
Agent shall have received a Borrowing Base Certificate prepared as of February 29, 2012. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith, Availability shall be at least $100,000,000.

6.2    Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers (in each case, subject to the last sentence of Section 3.1.2(a), excluding the conversion or continuation of any Loan), unless the following conditions are satisfied:

a.	No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

b.
The representations and warranties of each Obligor in the Loan Documents (i) that are not qualified by “materiality” shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant and (ii) that are qualified by “materiality” shall be true and correct on and as of such date, except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except if qualified by “materiality”, shall be true and correct) as of such earlier date;

c.	All conditions precedent in any other Loan Document shall be satisfied;

d.
The aggregate principal amount of all Loans and the aggregate undrawn amount of all Letters of Credit outstanding, after giving effect to the applicable Borrowing or issuance or renewal of a Letter of Credit, shall not exceed the Borrowing Base on such date; and

e.	With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation (in each case, subject to the last sentence of Section 3.1.2(a), excluding the conversion or continuation of any Loan) shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.
6.3    Amendment and Restatement. Upon the effectiveness of this Agreement, (a) the terms and conditions of the Existing Loan Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety and (b) the terms and conditions of the other Loan Documents shall be amended as set forth in Section 15.20 hereto. This Agreement shall not in any way release or impair the rights, duties, obligations, guarantees or Liens and security interests created pursuant to the Existing Loan Agreement or any other Loan Document (as defined therein) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the effective date of this Agreement, except as specifically modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, obligations, guarantees, Liens and security interests are hereby assumed, ratified and affirmed by the Obligors. The guarantees, Liens and security granted in favor of the Secured Parties pursuant to the Existing Loan Agreement and any other Loan Document (as defined therein) to which any of the Obligors is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the effectiveness of this Agreement. Without limiting the generality of the foregoing, this Agreement and the other Security Documents and all of the Collateral described herein and therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents to the extent provided herein and in the other Security Documents. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Loan Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amends and restates in its entirety the Existing Loan Agreement and re-evidences the obligations of the Obligors outstanding thereunder.

SECTION 7.    COLLATERAL

7.1    Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the following Property, whether now owned or hereafter acquired, and wherever located:

a.    all Accounts and all Supporting Obligations, Chattel Paper, Documents and Instruments in respect thereof or relating thereto;

b.    all Deposit Accounts;

c.    all Inventory;

d.    the Pledged Securities;

e.    all notes from a Canadian Obligor referred to in Section 10.2.1(i);

f.    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

g.    all accessions to, substitutions for, and all replacements, products, and cash and non-cash Proceeds of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

h.	all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2    Lien on Deposit Accounts; Cash Collateral

7.2.1    Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request. Agent may make any such request during a Trigger Period.

7.2.2    Cash Collateral. Any Cash Collateral may be invested, at Agent's discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss other than for a loss from an investment in other than Cash Equivalents. Each Obligor hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations or until such time as such Obligations are no longer required to be Cash-Collateralized, as determined by Agent in accordance with the terms hereof..

7.3    Other Collateral.

7.3.1    Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts or the treasurer or assistant treasurer of Borrower Agent becomes aware of Collateral with a value in excess of $5,000,000 consisting of Chattel Paper, Documents or Instruments, and, upon Agent's request, shall promptly take such actions as Agent deems appropriate to effect Agent's duly perfected, first priority Lien (subject to Permitted Liens referred to in Section 10.2.2(a), (c), (d), (f), (g), (i), (u), (v)) upon such Collateral, including obtaining any appropriate possession or control agreement and using commercially reasonable efforts to obtain any appropriate Lien Waiver. If any Collateral is in the possession of a third party (other than Inventory in-transit), at Agent's request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.3.2    Pledged Securities. Each Obligor hereby consents to the grant by each other Obligor of a security interest in and Lien upon all Pledged Securities of such Obligor to Agent and, without limiting the foregoing, consents to the transfer of any Pledged Securities to Agent or its nominee while an Event of Default exists and to the substitution of Agent or its nominee as a partner in any partnership or member in any limited liability company with all the rights and powers related thereto.

7.4    No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.5    Further Assurances. Promptly upon request and except as otherwise provided herein, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement; provided that unless reasonably requested by Agent, no Obligor shall be required to take any action to perfect the security interest in Pledged Securities under the laws of any jurisdiction outside of the United States of America. Each Obligor authorizes Agent to file any financing statement or similar Lien registration document that describes the Collateral in substantial conformance with the description in Section 7.1, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.6    ULC Shares. Notwithstanding any provisions to the contrary contained in this Agreement or any other document or agreement among all or some of the parties hereto, each Obligor who has granted a security interest hereunder in shares or other equity interests (“ULC Shares”) of any unlimited company incorporated under the laws of the Province of Nova Scotia, Canada, unlimited liability company incorporated under the laws of the Province of British Columbia, Canada, unlimited liability corporation incorporated under the laws of the Province of Alberta, Canada or any other entity whose members or shareholders have liability comparable to that of members or shareholders of those entities (each a “ULC”) or is the sole registered and beneficial owner of all Pledged Securities which are ULC Shares and will remain so until such time as such ULC Shares are effectively transferred into the name of Agent, any other Lender or any other person on the books and records of the issuer of such pledged ULC Shares. Accordingly, such Obligor shall be entitled to receive and retain for its own account any dividends, property or other distributions, if any, in respect of such ULC Shares (except insofar as the Obligor has granted a security interest in such dividends, property or other distributions, and any shares which are Pledged Securities shall be delivered to Agent to hold as Collateral hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the issuer of such ULC Shares to the same extent as the Obligor would if such ULC Shares were not pledged to Agent pursuant hereto. Nothing in this Agreement or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Agreement, or any other document or agreement among all or some of the parties hereto shall constitute Agent, any other Lender or any person other than the Obligor a shareholder or member of a ULC for the purposes of the Companies Act (Nova Scotia) until such time as notice is given to the Obligor and further steps are taken thereunder so as to register Agent, or any other person as holder of Collateral which is ULC Shares. To the extent any provision hereof or of any other document or agreement would have the effect of constituting Agent, any other Lender, or any other person as a shareholder or member of a ULC for the purposes of the Companies Act (Nova Scotia) prior to such time, such provision shall be severed herefrom or therefrom and ineffective with respect to the Collateral which is ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or such other agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which is not ULC Shares. Except upon the exercise of rights to sell or otherwise dispose of Pledged Collateral which is ULC Shares following the occurrence and during the continuance of an Event of Default, the Obligor shall not cause or permit, or enable any ULC in which it holds ULC Shares to cause or permit, Agent or any other Lender to: (a) be registered as a shareholder or member of such ULC; (b) have any notation entered in its favour in the share register of such ULC; (c) be held out as a shareholder or member of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of Agent or any other Lender holding a security interest in such ULC; or (e) act as a shareholder or member of such ULC, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such ULC.

SECTION 8.    COLLATERAL ADMINISTRATION

8.1    Borrowing Base Certificates. By the 18th day of each Fiscal Month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and, at any time that Availability is less than $60,000,000, at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2    Administration of Accounts.

8.2.1    Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request (but in no more than monthly unless an Event of Default exists). Each Obligor shall also provide to Agent, on or before the 18th day of each month, a detailed aged trial balance of all of its Accounts as of the end of the preceding month, specifying each Account's Account Debtor name, address and amount. If Borrower Agent becomes aware that any of the forty largest Account Debtors (or any Controlling Affiliate of such Account Debtor) obligated under any Eligible Account (as determined by reference to the most recent Borrowing Base Certificate delivered pursuant to Section 8.1) commences an Insolvency Proceeding (or the controlling Affiliate thereof in the case of an Account Debtor that is a subsidiary), Borrower Agent shall notify Agent of such occurrence promptly (and in any event within two Business Days) after Borrower Agent has knowledge thereof.

8.2.2    Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.

8.2.3    Account Verification. During any Trigger Period, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Agent shall endeavor to give Borrower Agent prior notice of Agent's intention to conduct such verifications by telephone; provided that the failure by Agent to give such notice shall not limit the right of Agent to conduct such verifications.

8.2.4    Maintenance of Dominion Account. Each Borrower hereby agrees that during any Trigger Period each Lockbox Cash Collateral Account and each Proceeds Cash Collateral Account shall automatically be deemed a Dominion Account. Neither Agent nor Lenders assume any responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5    Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts constituting Collateral or otherwise relating to Collateral are made directly to a Lockbox Cash Collateral Account or a Proceeds Cash Collateral Account. If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Cash Collateral Account (except that during a Trigger Period all such cash and Payment Items shall be held in trust and promptly deposited in a Dominion Account).

8.3    Administration of Inventory.

8.3.1    Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request (but no more than monthly unless an Event of Default exists). Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent upon request a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Upon reasonable prior notice, Agent may observe each physical count.

8.3.2    Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business consistent with past practices; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) any payment received by an Obligor for a return is (i) promptly remitted to Agent for application to the Loans, if any are outstanding, or (ii) if no Loans are outstanding, promptly in a Cash Collateral Account (subject to Section 8.2.5).

8.3.3    Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory produced or assembled by it is produced in accordance with the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance in all material respects with applicable standards of any insurance and in conformity in all material respects with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases and unless such rent payment is being Properly Contested) at all locations where any Collateral is located.

8.4    Administration of Deposit Accounts. Schedule 8.4 to the Disclosure Letter sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent's control of each such Deposit Account (other than an account exclusively used for payroll, payroll or employment taxes or employee benefits, or a “zero balance account” or an account containing not more than the Dollar Equivalent of $10,000 at any time and cash collateral accounts permitted hereunder) including the execution of a Deposit Account Control Agreement with respect to such Account. Each Obligor shall be the sole account holder of each such Deposit Account and shall not allow any other Person (other than Agent or such financial institution where such Deposit Account is located) to have control over such Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.4 to the Disclosure Letter to reflect same.

8.5    General Provisions.

8.5.1    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.5.1 to the Disclosure Letter, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to another location in the United States or Canada. Borrower Agent shall provide to Agent at the end of each Fiscal Month or at such other time as requested by Agent a list of any locations to which tangible items of Collateral having a book value in excess of $5,000,000, with respect to Collateral located in the United States, or $100,000, with respect to Collateral located in Canada, have been moved to the extent such locations are not listed on Schedule 8.5.1 to the Disclosure Letter or have not been previously notified to Agent pursuant to this Section 8.5.1.

8.5.2    Insurance of Collateral; Condemnation Proceeds.

a.
Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent (and Agent agrees that insurance in effect on the Closing Date is satisfactory). All proceeds with respect to the Collateral under each policy shall be payable to Agent to be applied as set forth in clause (b) below. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as additional insured or loss payee, as applicable; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies for claims in excess of $1,000,000. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent as required hereunder. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

b.
Any proceeds of insurance covering the Collateral and any awards arising from condemnation or expropriation of any Collateral in each case exceeding $1,000,000 shall be paid to Agent to be applied in accordance with the terms of Section 5.2. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Loans, and then to any other Obligations outstanding, and then any remaining balance deposited in a Cash Collateral Account (subject to Section 8.2.5).

c.
Borrower Agent shall promptly provide written notice to Agent in the event a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds the Dollar Equivalent of $5,000,000.

8.5.3    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral (except for reasonable care of Collateral in Agent's actual possession), for any loss or damage thereto

(except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.

8.5.4    Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.5.5    Proceeds of Collateral. Each Obligor shall at all times maintain in Cash Collateral Accounts all proceeds of Collateral.

8.6    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent's designee, may, without notice and in either its or an Obligor's name, but at the cost and expense of Borrowers:

a.	Endorse an Obligor's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and

b.
During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.

SECTION 9.    REPRESENTATIONS AND WARRANTIES

9.1    General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1    Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation, company or other entity, as applicable, in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of each Obligor, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

9.1.4    Capital Structure. Schedule 9.1.4 to the Disclosure Letter shows as of the Closing Date, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its issued Equity Interests, the holders of its Equity Interests (excluding Sanmina), and all agreements binding on such holders with respect to their Equity Interests. Each Borrower has good title to its Equity Interests in its direct Subsidiaries, subject only to Agent's Lien, and all such Equity Interests are duly issued, fully paid and non-assessable (to the extent applicable). There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney (other than those granted under any Loan Document or pursuant to any agreement, document or instrument related to Debt permitted under Section 10.2.1) relating to Equity Interests of any Borrower (other than Sanmina) or Subsidiary.

9.1.5    Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected (except to the extent that perfection with respect to such Collateral is not required under any Loan Document), first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent's Liens.

9.1.6    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

a.	it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

b.
it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business consistent with past practices, and substantially in accordance with any purchase order, contract or other document relating thereto;

c.	it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

d.
it is not subject to any offset, Lien (other than Agent's Lien or Permitted Liens referred to in Section 10.2.2(a), (c), (d), (g) and Section 10.2.1(s)), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent or as contemplated by clause (f) below; and it is absolutely owing by the Account Debtor, without contingency in any respect;

e.
no purchase order, agreement, document or Applicable Law restricts grants of security interests in such Account to Agent (unless under Applicable Law the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

f.
no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business consistent with past practices for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

g.
to the best of Obligors' knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor's customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened in writing or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.

9.1.7    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder's equity, of Sanmina and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (subject to changes from audit and year end adjustments and the absence of footnotes in the case of unaudited financial statements), and fairly present in all material respects the financial positions and results of operations of Sanmina and its Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time by Borrowers to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time (it being understood that projections are not to be viewed as facts and that actual results during the period or periods covered by the projections may differ from the projections and that such differences may be material). Since December 31, 2011, there has been no change in the condition, financial or otherwise, of Sanmina and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

9.1.8    Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9    Taxes. Each Borrower and Subsidiary has filed all material federal, state, provincial, territorial, municipal, local and foreign tax returns and other reports that it is required by law to file, and has paid and remitted, or made provision for the payment and remittance of, all its material Taxes that are due and payable, except to the extent being Properly Contested; provided that for the purposes of this Section 9.1.9, any such Taxes, tax returns or other reports required to be filed, paid or remitted under Applicable Law in Canada shall be deemed material. The provision for Taxes on the books of each Borrower and Subsidiary has been established in accordance with GAAP for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10    Brokers. There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11    Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all material Intellectual Property necessary for the conduct of its business, without conflict in any material respect with any Intellectual Property rights of others. There is no pending or, to any Borrower's knowledge, threatened (in writing) Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) which could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11 to the Disclosure Letter, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person in excess of $1,500,000 annually with respect to any License of Intellectual Property.

9.1.12    Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all material Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Borrower nor any Subsidiary has received any citations, notices or orders of material noncompliance under any Applicable Law which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Inventory produced or assembled by any Borrower or any Subsidiary has been produced in violation of the FLSA and, to the knowledge of each Borrower and Subsidiary, no other Inventory has been produced in violation of the FLSA.

9.1.14    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 to the Disclosure Letter, to the best of their knowledge no Borrower's or Subsidiary's past or present operations, Real Estate or other Properties are subject to any federal, state, provincial, territorial, local or foreign investigation to determine whether any material remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice in respect of any material properties of such Person. No Borrower or Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15    Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 to the Disclosure Letter or as permitted by Section 10.2.13. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16    Litigation. Except as shown on Schedule 9.1.16 to the Disclosure Letter, there are no proceedings or investigations pending or, to any Borrower's knowledge, threatened in writing against any Borrower or Subsidiary, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority binding on it.

9.1.17    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in material default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a material default, under any Material Contract. To the best of their knowledge, there is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18    ERISA. Except as disclosed on Schedule 9.1.18 to the Disclosure Letter:

a.
Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

b.
There are no pending or, to the knowledge of Borrowers, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

c.
(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

d.
With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

e.
(i) The Canadian Subsidiaries have no Canadian Plan other than those listed on Schedule 9.1.18 to the Disclosure Letter, and all monthly and other payments in respect of such Canadian Plans which are pension plans (on account of contributions, special contributions or unfunded liability or solvency deficiencies) or otherwise are accurately set forth in Schedule 9.1.18 to the Disclosure Letter. No Canadian Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate, in whole or in part, or reorganize any Canadian Plan. No Canadian Plan provides benefits on a defined benefit basis.

(ii)    No Canadian Subsidiary has ceased to participate (in whole or in part) as a participating employer in any Canadian Plan which is a pension plan or has withdrawn from any Canadian Plan which is a pension plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal.
(iii) No Canadian Subsidiary has any unfunded liability on windup or withdrawal liability, including contingent withdrawal or windup liability, to any Canadian Plan or any solvency deficiency in respect of any Canadian Plan.
(iv) No Canadian Subsidiary has any unfunded liability on windup or any liability in respect of any Canadian Plan (including to the FSCO) other than for required insurance premiums or contributions or remittances which have been paid, contributed and remitted when due.
(v) The Canadian Subsidiaries have made all contributions to their Canadian Plans required by law or the terms thereof to be made by them when due, and they are not in arrears in the payment of any contribution, payment, remittance or assessment or in default in filing any reports, returns, statements, and similar documents in respect of the Canadian Plans required to be made or paid by them pursuant to any Canadian Plan, any law, act, regulation, directive or order or any employment, union, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement.
(vi) No Canadian Subsidiary is liable or, to the best of the Borrowers' knowledge, alleged to be liable, to any employee or former employee, director or former director, officer or former officer or other Person resulting from any violation or alleged violation of any Canadian Plan, any fiduciary duty, any law or agreement in relation to any Canadian Plan or has any unfunded pension or like obligations or solvency deficiency (including any past service or experience deficiency funding liabilities), other than accrued obligations not yet due, for which it has made full provision in its books and records.
(vii) All vacation pay, bonuses, salaries and wages, to the extent accruing due, are properly reflected in the Canadian Subsidiaries' books and records.
(viii) Without limiting the foregoing, all of the Canadian Subsidiaries' Canadian Plans are duly registered where required by, and are in compliance and good standing in all material respects under, all applicable laws, acts, statutes, regulations, orders, directives and agreements, including, without limitation, the Income Tax Act (Canada), the Supplemental Pension Plans Act (Québec) and the Pension Benefits Act (Ontario), any successor legislation thereto, and other Applicable Laws of any jurisdiction.
(ix) No Canadian Subsidiary has made any application for a funding waiver or extension of any amortization period in respect of any Canadian Plan.
(x) There has been no prohibited transaction or violation of any fiduciary responsibilities with respect to any Canadian Plan.
(xi) There are no outstanding or pending or threatened (in writing) investigations, claims, suits or proceedings in respect of any Canadian Plans (including to assert rights or claims to benefits) that could give rise to a Material Adverse Effect.
9.1.19    Trade Relations. There exists no actual or threatened (in writing) termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20    Labor Relations. Except as described on Schedule 9.1.20 to the Disclosure Letter, as of the Closing Date no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. Except as described on Schedule 9.1.20 to the Disclosure Letter, there are no material grievances, disputes or controversies with any union or other organization of any Borrower's or Subsidiary's employees, or, to any Borrower's knowledge, any asserted or threatened (in writing) strikes, work stoppages or demands for collective bargaining.

9.1.21    Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date other than those disclosed in Sanmina's Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the Securities and Exchange Commission.

9.1.22    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Borrowed Money.

9.1.23    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24    Insurance. The insurance coverage of the Obligors as in effect on the Closing Date complies with the requirements of Section 8.5.2 and is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 9.1.24 to the Disclosure Letter.

9.1.25    Senior Indebtedness. The Obligations (to the extent they fall within the definition of “Senior Debt” in the applicable Senior Subordinated Indenture) are hereby designated as “Designated Senior Debt” for purposes of and as defined in each Senior Subordinated Indenture. Sanmina has taken all actions necessary for the Obligations (to the extent they fall within the definition of “Senior Debt” in the applicable Senior Subordinated Indenture) to constitute “Senior Debt” and “Designated Senior Debt” for the purposes of and as defined in each Senior Subordinated Indenture.

9.1.26    Solvency. Sanmina and its Subsidiaries, on a consolidated basis, are Solvent.

9.2    Complete Disclosure. No Loan Document, when taken as a whole with the other Loan Documents and together with Sanmina's filings with the Securities and Exchange Commission, contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing or that is not disclosed in Sanmina's filings with the Securities and Exchange Commission that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1    Affirmative Covenants. As long as any Commitments are outstanding and until Full Payment of the Obligations, each Borrower shall, and shall cause each Subsidiary to:

10.1.1    Inspections; Appraisals.

a.
Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary for the purpose of conducting an annual (or more frequently at Agent's discretion) field audit (which field audit shall include the right to inspect, audit and make extracts from any Borrower's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower's or Subsidiary's business, financial condition, assets, prospects and results of operations). Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them. Notwithstanding anything to the contrary herein, no Borrower or Subsidiary will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Agent (or its designated representative) is then prohibited by Applicable Law or any agreement binding on such Borrower or any Subsidiary which agreement was not entered into in contemplation of this Agreement and does not apply to the Collateral or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

b.
Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Obligor's books and records or any other financial or Collateral matters as Agent deems appropriate, up to three times per Loan Year; and (ii) appraisals of Inventory up to three times per Loan Year; provided, however, that if an examination or appraisal is initiated during the existence of a Default or Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent's then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent's internal appraisal group. This Section shall not be construed to limit Agent's right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made that are sufficient to prepare financial statements in accordance with GAAP; and furnish to Agent and Lenders:

a.
as soon as available, and in any event within 90 days after the end of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and stockholders' equity for such Fiscal Year, on consolidated basis for Sanmina and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to going concern or scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Sanmina and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States) by a firm of independent certified public accountants of recognized standing selected by Sanmina and reasonably acceptable to Agent (it being understood that KPMG LLP is acceptable to Agent), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

b.
as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters in any Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income, cash flow and stockholder's equity for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for Sanmina and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for Sanmina and its Subsidiaries for such Fiscal Quarter and period, subject to normal year‑end adjustments and the absence of footnotes;

c.
concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer or treasurer of Borrower Agent;

d.
concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

e.
not later than 75 days after the end of each Fiscal Year, projections of Sanmina's consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, quarter by quarter;

f.	at Agent's request, a listing of each Obligor's trade payables, specifying the trade creditor and balance due, in form and substance reasonably satisfactory to Agent;

g.	promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; and copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission (it being understood that any Current Report on 8-K report filed with the Securities and Exchange Commission shall be furnished to Agent only) or any other Governmental Authority, or any securities exchange (excluding listing applications and other routine reports filed with any securities exchange); and

h.
such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower's, Subsidiary's or other Obligor's financial condition or business.

Documents required to be delivered pursuant to Section 10.1.2(a), Section 10.1.2(b) or Section 10.1.2(g) (to the extent such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically, shall be deemed to have been delivered on the date on which such documents are posted on Borrower Agent's behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that Borrower Agent shall notify Agent (by telecopier or electronic mail) of the posting of any such documents and shall deliver paper copies of such documents to (i) Agent and (ii) any Lender that requests such paper copies.
10.1.3    Notices. Notify Agent (for distribution to the Lenders) in writing, promptly after a Borrower's obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the non-frivolous threat in writing or commencement of any proceeding or investigation, whether or not covered by insurance, that if adversely determined could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, in each case involving employees of an Obligor or any of its Subsidiaries; (c) any default under or termination (other than at the end of its term in accordance with such Material Contract) of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $10,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) the occurrence of any ERISA Event in an amount exceeding $10,000,000 or similar occurrence in respect of a Canadian Plan; or (i) the discharge of or any withdrawal or resignation by Borrowers' independent accountants or any material change in accounting treatment or reporting practices other than, in the case of this clause (i), those disclosed in Sanmina's Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the Securities and Exchange Commission.

10.1.4    Landlord and Storage Agreements. Upon request, provide Agent with copies of all agreements from time to time in effect between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection, payment and remittance of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with applicable Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.

10.1.6    Taxes. Pay, remit and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested; provided that Taxes that are determined to have been due as a result of a subsequent audit notwithstanding a good faith determination by the Obligors that such Taxes were not payable at the time such Taxes are determined to have been due shall not be deemed to be delinquent for purposes of this Section 10.1.6 so long as such Taxes are paid and discharged promptly following the auditor's determination that the Taxes were due, unless such determination is being Properly Contested and, provided, further, that for the purposes of this Section 10.1.6, all Taxes required to be paid, remitted or discharged under Applicable Law in Canada shall be deemed material.

10.1.7    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent, which approval shall not be unreasonably withheld, delayed or conditioned) reasonably satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8    Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any material modification to any such License, or entry into any new material License; pay all Royalties when due except for Royalties being properly contested; and notify Agent of any default or breach asserted by any Person to have occurred under any material License.

10.1.9    Future Subsidiaries.

a.
Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is a Domestic Subsidiary (other than an Insignificant Subsidiary or a Person otherwise excluded from the definition of Guarantor), cause it to guaranty the Obligations in a manner satisfactory to Agent by executing and delivering the Joinder Agreement attached hereto as Exhibit D and such other documents, instruments and agreements reasonably requested by Agent and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all Collateral of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate. At the Borrower Agent's request, any Subsidiary referred to herein can be designated a Borrower rather than a Guarantor as provided in the Joinder Agreement. No Property of any Subsidiary referred to herein shall be permitted to be included in the Borrowing Base until Agent has received and approved, in its Credit Judgment, (A) a collateral examination or audit with respect to such Property, including an appraisal by an independent appraisal firm reasonably acceptable to Agent, (B) all UCC, PPSA or other search results necessary to confirm Agent's first priority Lien (subject to Liens permitted with respect to Eligible Accounts and Eligible Inventory by the respective definition thereof) on all of such Property, and (C) such customary certificates (including a solvency certificate), resolutions, financial statements, legal opinions, and other documentation as Agent may reasonably request (including as required by Sections 10.1.1 and 10.1.11).

b.
If, at any time and from time to time after the Closing Date, any Subsidiary that is not an Obligor because it is an Insignificant Subsidiary (i) ceases to be an Insignificant Subsidiary as of the end of the most recently ended Fiscal Quarter or (ii) is requested in writing by the Borrower Agent to be an Obligor under the Loan Documents, such Subsidiary shall become an Obligor pursuant to the terms hereof, and the Borrower Agent and the other Obligors shall, not later than forty-five (45) days after the end of such Fiscal Quarter, cause such Subsidiary to become an Obligor and to execute all applicable documents in respect thereof as required by clause (a) above.

10.1.10    Existence. Except as otherwise permitted hereunder, each Obligor will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Obligor or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

10.1.11        Further Assurances. At any time or from time to time upon the request of Agent, each Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Obligor shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral of the Borrowers and the Guarantors. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, Agent shall have the right to require any Obligor to execute and deliver documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Agent and as Agent shall deem necessary to grant to Agent, for the benefit of the Secured Parties, a valid and perfected first priority lien on any Collateral not otherwise required hereunder, except to the extent such requirements are prohibited by other agreements binding on such Obligor or illegal under Applicable Law, and no reasonable alternative structure can be devised having substantially the same effect as such actions that would not be prohibited or illegal under Applicable Law.

10.1.12    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including all lawful material claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves to the extent required in accordance with GAAP are being maintained by such Borrower or such Subsidiary.

10.1.13    Maintenance of Properties. Borrower Agent shall and shall cause each of its Subsidiaries to: (a) maintain, preserve and protect all of their respective material Properties and Equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof; in each of the foregoing clauses (a) and (b), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.1.14     Canadian Plans. The Borrowers shall cause each of its and their Subsidiaries' Canadian Plans to be duly qualified and administered in all respects in compliance with, as applicable, the Supplemental Pension Plans Act (Québec) and the Pension Benefits Act (Ontario) and all other Applicable Laws (including regulations, orders and directives), and the terms of the Canadian Plans and any agreements relating thereto. The Borrowers shall ensure that it and its Canadian Subsidiaries:

a. have no unfunded, solvency, or deficiency on windup liability and no accumulated funding deficiency (whether or not waived), or any amount of unfunded benefit liabilities in respect of any Canadian Plan, including any Canadian Plan to be established and administered by it or them;
b. all amounts required to be paid by it or them are paid when due;
c. no liability upon it or them or Lien on any of its or their Property arises or exists in respect of any Canadian Plan;
d. make all required contributions to any Canadian Plan when due;
e. not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Canadian Plan that could reasonably be expected to result in liability;
f. has no Lien on any of its or their property that arises or exists in respect of any Canadian Plan; and
g. do not provide benefits on a defined benefit basis.
10.1.15    Compliance with Material Contracts. Perform and observe all of the terms and conditions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

10.2    Negative Covenants. As long as any Commitments are outstanding and until Payment in Full of the Obligations, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1    Permitted Debt. Create, incur, guarantee or suffer to exist any Borrowed Money, except:

a.    the Obligations;

b.    Subordinated Debt;

c.    Permitted Purchase Money Debt;

d.
Borrowed Money (other than the Obligations and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date, listed on Schedule 10.2.1 to the Disclosure Letter (and other non-material Debt of Borrowers or any Subsidiary existing on the Closing Date in an aggregate principal amount not to exceed $5,000,000) and not satisfied with proceeds of the initial Loans;

e.	Hedging Agreements entered into by an Obligor or Subsidiary;

f.
Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $50,000,000 in the aggregate principal amount at any time outstanding;

g.	Permitted Contingent Obligations;

h.	Refinancing Debt as long as each Refinancing Condition is satisfied;

i
(i) Intercompany Debt of any Obligor payable to another Obligor or a Foreign Subsidiary, provided that, simultaneously with the incurrence of such Debt, Sanmina shall cause (A) all such Intercompany Debt to be unsecured, and in the case of Intercompany Debt owed to a Borrower from a Canadian Obligor, subject to a perfected first priority Lien pursuant to the terms hereof, and (B) all such Intercompany Debt of any Obligor to be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Interco Subordination Agreement; provided further, that such Intercompany Debt owed by a Canadian Obligor to any other Obligor shall be evidenced by a note in form and substance reasonably satisfactory to Agent and the payee thereunder shall promptly endorse and deliver the same to Agent; (ii) Intercompany Debt of any Foreign Subsidiary payable to any Obligor, provided, that (a) the aggregate outstanding principal amount of such Debt made or extended at a time when the Availability Conditions are not met shall not exceed the Dollar Equivalent of $50,000,000 (it being understood that there shall be no limit on the aggregate principal amount of any such Debt made or extended at a time when the Availability Conditions are met), and (b) simultaneously with the incurrence of such Debt Sanmina shall cause all such Intercompany Debt to be unsecured, and subject to a perfected first priority Lien pursuant to the terms hereof; provided further, that such Intercompany Debt (excluding any such Intercompany Debt that is outstanding on the Closing Date) shall be evidenced by a loan agreement or a note, and if evidenced by a note, the payee thereunder shall promptly endorse and deliver the same to Agent; (iii) Intercompany Debt of any Foreign Subsidiary payable to any other Foreign Subsidiary; and (iv) Intercompany Debt outstanding on the date hereof, provided that all such Intercompany Debt of any Obligor shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Interco Subordination Agreement;

j.	guaranties in the Ordinary Course of Business of the obligations owed to or of suppliers, customers, franchisees and licensees of Sanmina and its Subsidiaries;

k.
(i) unsecured guaranties by an Obligor of Debt of an Obligor or guaranties by a Subsidiary of Debt of Sanmina or an Obligor with respect, in each case, to Debt otherwise permitted to be incurred pursuant to this Section 10.2.1, (ii) unsecured guaranties by an Obligor of Debt of Foreign Subsidiaries (A) which Debt of Foreign Subsidiaries exists on the Closing Date and is listed on Schedule 10.2.1 to the Disclosure Letter and (B) Debt in an aggregate principal amount not to exceed at any time outstanding the Dollar Equivalent of $50,000,000 in the case of Debt incurred after the Closing Date, and (iii) guaranties by any Foreign Subsidiary of Debt of any other Foreign Subsidiary permitted to be incurred pursuant to this Section 10.2.1;

l.
Debt with respect to Capital Leases entered into after the Closing Date in an aggregate principal amount not to exceed at any time outstanding the Dollar Equivalent of $100,000,000 plus any amount permitted by and not utilized pursuant to Section 10.2.1(c), but in no event shall the aggregate outstanding principal amount of Debt under this Section 10.2.1(l) and Section 10.2.1(c) exceed at any time the Dollar Equivalent of $200,000,000 provided that the sum of the amount of Debt of Foreign Subsidiaries under either such Section guaranteed by an Obligor and the amount of Debt under Section 10.2.1(k)(ii) shall not exceed the Dollar Equivalent of $200,000,000;

m.
non-recourse (other than certain limited, customary provisions for recourse) Debt secured by the Corporate Head Office Campus in a principal amount not to exceed the greater of (a) the Dollar Equivalent of $75,000,000 and (b) the fair market value of the Corporate Head Office Campus;

n.	Debt of Foreign Subsidiaries in an aggregate principal amount not to exceed at any time 20% of Consolidated Tangible Foreign Assets;

o.	reimbursement obligations in respect of letters of credit, bank guaranties and banker's acceptances in an aggregate face amount not to exceed the Dollar Equivalent of $50,000,000 at any time;

p.	customary indemnification obligations pursuant to factoring or similar arrangements permitted under Section 10.2.5(e) or Section 10.2.5(f) hereof;

q.	Reserved;

r.
Debt incurred by Sanmina or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Sanmina or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Sanmina or any of its Subsidiaries; and

s.
Debt of Obligors or any Subsidiary to any person other than an Obligor or a Subsidiary that is not included in any of the preceding clauses of this Section, provided that such Debt is on terms otherwise satisfactory to Agent, has no scheduled amortization payments or mandatory prepayments or redemptions (other than (i) as a result of an event of default thereunder, (ii) a change of control, (iii) asset sales or (iv) customary amortization payments for term loans of up to 5% of the original principal amount thereof per year) prior to 91 days after the Revolver Termination Date and, if the Fixed Charge Coverage Ratio as of the end of the Fiscal Quarter immediately preceding the incurrence of such Debt and after giving pro forma effect thereto is less than or equal to 1.50:1.00, the outstanding principal amount incurred under this subclause (s) does not exceed the Dollar Equivalent of $400,000,000 in the aggregate at any time (it being understood that such $400,000,000 aggregate limit shall not apply to Debt incurred under this subclause (s) at a time when such Fixed Charge Coverage Ratio on a pro forma basis after giving effect thereto is greater than 1.50:1.00); provided further any such Debt secured by a Lien on the Collateral is subordinated to the Liens granted hereunder on terms satisfactory to Agent and is subject to an intercreditor agreement in form and substance satisfactory to Agent (including (i) provisions providing that any Lien on the Collateral in respect of such Debt be on a “silent second” basis as is customary in asset-based lending transactions and (ii) customary intercreditor standstill and payment blockage provisions); and provided, further, that such Debt may have a maturity date prior to the Revolver Termination Date so long as at least 90 days prior to such maturity date, such Debt is repaid, redeemed, defeased or refinanced or on such 90th day, reserved for under the Borrowing Base.

10.2.2    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

a.	Liens in favor of Agent;

b.	Purchase Money Liens securing Permitted Purchase Money Debt and Liens securing Debt permitted under Section 10.2.1(l);

c.	Liens for Taxes not yet due or being Properly Contested;

d.
statutory, common law or contractual Liens of landlords, creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than Liens for Taxes or imposed under ERISA or under Applicable Law governing Canadian Plans) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

e.
Liens incurred or deposits made in the Ordinary Course of Business (consistent with past practices) to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts or arising in connection with grants from any Governmental Authority;

f.	Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

g.
Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower not constituting an Event of Default under Section 11.1(g), provided that such Liens are (i) in existence for less than 20 days or being Properly Contested, and (ii) at all times junior to Agent's Liens;

h.
easements, rights-of-way, servitudes, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere in any material respect with the Ordinary Course of Business consistent with past practices;

i	Liens of a collecting bank on Payment Items in the course of collection;

j	any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereby;

k.	Liens solely on any cash earnest money deposits made by Sanmina or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

l.
purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business consistent with past practices;

m.	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

n.	any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

o.
licenses or sublicenses of patents, trademarks, copyrights and other Intellectual Property rights granted by Sanmina or any of its Subsidiaries in the Ordinary Course of Business consistent with past practices and not interfering in any material respect with the ordinary conduct of the business of Sanmina or such Subsidiary;

p.	Liens described in Schedule 10.2.2 to the Disclosure Letter (or other non-material Liens of Sanmina and its Subsidiaries existing on the Closing Date and not described in such Schedule securing obligations in an aggregate principal amount not to exceed at any time the Dollar Equivalent of $2,000,000) and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby constitutes Refinancing Debt that satisfies each Refinancing Condition;

q.
Liens securing Debt permitted pursuant to Section 10.2.1(m) and Liens securing Debt permitted pursuant to 10.2.1(s); provided, any such Lien securing Debt permitted pursuant to Section 10.2.1(m) shall encumber only the Corporate Head Office Campus and such other property relating thereto as is normally described in a mortgage or deed of trust;

r.
Liens encumbering assets of Foreign Subsidiaries securing Debt permitted pursuant to Section 10.2.1(n) or other obligations not prohibited hereby in an aggregate amount not to exceed at any time 20% of Consolidated Tangible Foreign Assets;

s.	Liens consisting of pledges of cash collateral to secure letters of credit, bank guarantees and banker's acceptances in an aggregate amount permitted under Section 10.2.1(o);

t.
Liens on Property at the time Sanmina or any Subsidiary acquired such Property in a transaction permitted by Section 10.2.4, including any acquisition by means of a merger, amalgamation or consolidation with or into Sanmina or any Subsidiary; provided, however, that such Lien may not extend to any other Property of Sanmina or any Subsidiary; provided further that such Liens shall not have been created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Sanmina or any Subsidiary;

u.
Liens on the Property of a Person existing at the time such Person becomes a Subsidiary of Sanmina in a transaction permitted by Section 10.2.4; provided, however that any such Lien may not extend to any other Property of Sanmina or any other Subsidiary that is not a direct Subsidiary of such Person; provided further that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of Sanmina;

v.
Liens on specific items of inventory or other goods and the proceeds thereof securing such Person's obligations in respect of bankers' acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

w.	Liens arising under consignment or similar arrangements for the sale of goods in the Ordinary Course of Business consistent with past practices;

x.	Liens on insurance proceeds securing the payment of financed insurance premiums;

y.
leases or subleases granted to others in the Ordinary Course of Business consistent with past practices which do not interfere in any material respect with the business operations of Sanmina and its Subsidiaries taken as a whole;

z.	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Debt permitted by Section 10.2.1 is issued;

aa.
the interest of a purchaser (or an agent for such purchaser) of receivables and Related Assets sold pursuant to any factoring or similar arrangement referred to in Section 10.2.5(e) or Section 10.2.5(f) acquired pursuant to such other factoring or similar arrangement;

ab.	other Liens on assets, other than the Collateral, securing Debt or other obligations in an aggregate amount not to exceed the Dollar Equivalent of $150,000,000 at any time outstanding; and

ac.	deposits made (and the Liens thereon) in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security.

10.2.3    Distributions; Upstream Payments.

a.    Declare or make any Distributions, other than:

i.	Distributions, if at the time thereof the Availability Conditions are satisfied;

ii.	Upstream Payments;

iii.
Acquisitions of Equity Interests of Sanmina in connection with the exercise of stock options, restricted stock units or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

iv.	Purchases of fractional shares of the Equity Interests of Sanmina arising out of stock dividends, splits or combinations or business combinations;

v.
So long as no Default or Event of Default has occurred and is continuing or would result therefrom, purchases, repurchases, redemptions, defeasances, acquisitions or retirements for value of (i) Equity Interests of Sanmina or any of its Subsidiaries from any officer, director, employee or consultant of Sanmina or its Subsidiaries in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 during any year and (ii) any non-cash rights distributed in connection with any stockholder rights plan;

vi.	So long as no Default or Event of Default has occurred and is continuing or would result therefrom, repurchases of common stock of Sanmina in an amount not to exceed $25,000,000 over the term of this Agreement; and

vii.
In connection with any acquisition permitted pursuant to Section 10.2.4, (i) receive or accept the return to Sanmina or any of its Subsidiaries of Equity Interests of Sanmina or any of its Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or (ii) make payments or distributions to dissenting stockholders pursuant to applicable law.

b.
Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions (i) under the Loan Documents, (ii) permitted under Section 10.2.13, (iii) under Applicable Law or (iv) in effect on the Closing Date as shown on Schedule 9.1.15 to the Disclosure Letter.

10.2.4    Restricted Investments. Make any Restricted Investment, except:

a.
(i) equity investments in Foreign Subsidiaries to the minimum extent required to comply with the local minimum capitalization requirements of foreign jurisdictions, (ii) conversions of Intercompany Debt existing on the Closing Date into equity, and (iii) and conversions of Intercompany Debt incurred after the Closing Date between any Obligor and Foreign Subsidiary into equity not to exceed the Dollar Equivalent of $50,000,000 in the aggregate;

b.
(i) equity Investments owned as of the Closing Date in any Subsidiary, (ii) Investments made after the Closing Date by an Obligor in any other Obligor, (iii) Investments made after the Closing Date (but exclusive of any conversions of Debt into equity) by any Obligor in any Foreign Subsidiary in an amount not in excess of the Dollar Equivalent of $50,000,000 and (iv) Investments from a Foreign Subsidiary into another Foreign Subsidiary;

c.
Investments (i) in any Equity Interests or other securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and (ii) deposits, prepayments and other credits to suppliers made in the Ordinary Course of Business;

d.	Consolidated Capital Expenditures;

e.
loans and advances to employees of Sanmina and its Subsidiaries made in the Ordinary Course of Business and to the extent permitted by the Sarbanes-Oxley Act of 2002, in an aggregate principal amount at any time outstanding not to exceed the Dollar Equivalent of $10,000,000 in the aggregate;

f.	Intercompany Debt permitted by Section 10.2.1;

g.	Investments described in Schedule 10.2.4 to the Disclosure Letter;

h.	Sanmina and its Subsidiaries may enter into and perform their respective obligations under Hedging Agreements entered into in the Ordinary Course of Business consistent with past practices;

i.
Investments consisting of extensions of credit in the nature of accounts receivable, prepaid royalties or expenses or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business consistent with past practices, or performance or similar deposits arising in the Ordinary Course of Business consistent with past practices, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary to prevent or limit loss;

j.	guaranty and similar obligations permitted by Section 10.2.1;

k.
commission, entertainment, relocation, payroll, travel, indemnity and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

l.
Investments acquired by Sanmina or any of its Subsidiaries (i) in exchange for any other Investments held by Sanmina or such Subsidiary in connection with or as a result of bankruptcy, workout, reorganization or recapitalization of the issuer of such Investment or (ii) as result of a foreclosure by Sanmina or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

m.
Investments representing the non-cash portion of the consideration received in connection with any issuance of Equity Interests by a Subsidiary of Sanmina to Sanmina or to another Subsidiary of Sanmina not prohibited hereunder;

n.	equity Investments in Subsidiaries solely to the extent made to effect transactions permitted pursuant to Section 10.2.5(d) hereof;

o.	Reserved;

p.
Investments constituting or made in connection with Permitted Acquisitions; provided that either (A)(i) the Availability Conditions are satisfied at the time thereof and (ii) the Fixed Charge Coverage Ratio as of the end of the Fiscal Quarter immediately preceding such Investment and after giving pro forma effect thereto is not less than 1.00:1.00, or (B) in respect of any such Investment in an aggregate amount not exceeding the Dollar Equivalent of $125,000,000 and provided that no Default or Event of Default exists or would result from such Investment, average Availability both on the date thereof and after giving effect to such Investment on a pro forma basis during the preceding 30 day period is greater than or equal to $125,000,000;

q.	Permitted Pool Transactions;

r.	Reserved; and

s.
(i) so long as the Availability Conditions are satisfied, any Investments and (ii) if the Availability Conditions are not satisfied, Investments, other than Investments by any Borrower or Designated Canadian Guarantor in any non-Obligor Subsidiary of Sanmina, in an aggregate amount not to exceed at any time the Dollar Equivalent of $25,000,000.

Provided, in no event shall any Obligor make any Investment which results in or facilitates in any manner any Distribution not otherwise permitted under the terms of Section 10.2.3. For purposes of determining compliance with the provisions of this Section 10.2.4, equity Investments made by Sanmina or any of its Subsidiaries (the “contributor”) in any Subsidiary that are effected pursuant to one or more equity contributions made contemporaneously or in prompt succession by the contributor and/or any of its Subsidiaries shall be deemed one Investment by the contributor; and provided, further, no Property acquired by any Borrower or Guarantor in connection with any Investment permitted under this Section 10.2.4 shall be permitted to be included in the Borrowing Base until Agent has received and approved, in its Credit Judgment, (A) a collateral examination or audit with respect to such Property, including an appraisal by an independent appraisal firm reasonably acceptable to Agent, (B) all UCC, PPSA or other search results necessary to confirm Agent's first priority Lien on all of such Property, and (C) such customary certificates (including a solvency certificate), resolutions, financial statements, legal opinions, and other documentation as Agent may reasonably request (including as required by Sections 10.1.1 and 10.1.11).

10.2.5    Disposition of Assets. Make any Asset Disposition, except:

a.	a Permitted Asset Disposition;

b.	Investments made in accordance with Section 10.2.4;

c.
a sale, conveyance, lease, transfer or other disposition of Property by a Subsidiary to an Obligor or a sale, conveyance, lease, transfer or other disposition of Property by an Obligor to another Obligor;

d.
all or any part of the business, property or assets of any Foreign Subsidiary of Sanmina may be conveyed, sold, leased, transferred or otherwise disposed of in one transaction or a series of transactions, (i) in the case of a Foreign Subsidiary that is a First Tier Foreign Subsidiary, (A) to any other First Tier Foreign Subsidiary or any Obligor and (B) to any non-First Tier Foreign Subsidiary to the extent only that the gross fair market value of all such property and assets conveyed, sold, leased, transferred or otherwise disposed of during the term hereof pursuant to this clause (B) to all other such Foreign Subsidiaries shall not exceed an amount equal to the Dollar Equivalent of $100,000,000 in the aggregate, and (ii) in the case of any non-First Tier Foreign Subsidiary, to any other Foreign Subsidiary or any Obligor (either directly or indirectly, including through any First Tier Foreign Subsidiary, pursuant to transactions occurring contemporaneously or in prompt succession involving another Subsidiary or Sanmina);

e.	sales of receivables and Related Assets by any Obligor pursuant to nonrecourse (other than limited, customary provisions for recourse) factoring or similar arrangement; provided that the cash consideration for any such sale shall be for an amount equal to at least 90% of the face amount of such receivables; and provided, further that the face amount of all receivables sold and outstanding at any time pursuant to this Section 10.2.5(e) shall not exceed the Dollar Equivalent of $150,000,000 in the aggregate; and provided, further that no Default or Event of Default exists or would result therefrom at the time of any such sale and Borrower Agent from time to time shall provide Agent upon Agent's request with a current list of receivables that are sold pursuant to any such arrangement;

f.
sales of receivables and Related Assets by any non-Obligor Subsidiary of Sanmina pursuant to nonrecourse (other than limited, customary provisions for recourse) factoring or similar arrangement; provided that (1) the face amount of all receivables sold and outstanding at any time pursuant to this Section 10.2.5(f) shall not exceed the Dollar Equivalent of $100,000,000 in the aggregate and (2) at the time of any such sale, no Default or Event of Default exists or would result therefrom;

g.
the sale, assignment or transfer of Intellectual Property assets by any Obligor to any First Tier Foreign Subsidiary with an aggregate value of up to the Dollar Equivalent of $125,000,000; provided that any prior to any such transaction involving intellectual property assets relating to the Inventory Collateral, the transferee of such intellectual property assets shall enter into a license reasonably satisfactory to Agent substantially similar to that set forth in Section 11.3 to the extent such assets are Collateral;

h.	sales of assets not constituting Collateral for fair market value and for aggregate consideration of less than $50,000,000 during the term hereof;

i.	the granting of Permitted Liens;

j.	the licensing of Intellectual Property on commercially reasonable terms in the Ordinary Course of Business;

k.	the sublease of facilities of Sanmina or any Subsidiary or the lease by Sanmina or any Subsidiary of facilities under any operating lease, in each case in the Ordinary Course of Business;

l.	the sale of real property (including all buildings, fixtures or other improvements located thereon) comprising the Corporate Head Office Campus in connection with a sale and leaseback transaction;

m.	sales of Real Estate owned by any Obligor or any Subsidiary; provided that the aggregate consideration for all such sales does not exceed $250,000,000;

n.	Permitted Pool Transactions;

o.	Asset Dispositions of the Property listed on Schedule 10.2.5 to the Disclosure Letter; and

p.	Asset Dispositions in connection with transactions permitted by Section 10.2.8.

10.2.6    Reserved.

10.2.7    Restrictions on Payment of Certain Debt. If the Availability Conditions are not satisfied at the time thereof, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees and payments upon mandatory redemption or prepayment, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date (except scheduled payments of principal, interest and fees and payments upon mandatory redemption or prepayment) under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); provided that, Borrowers and their Subsidiaries may honor any conversion request by a holder of any Convertible Indebtedness of Sanmina or any of its Subsidiaries and make cash payments in lieu of fractional shares in connection with the conversion of any Convertible Indebtedness.

10.2.8    Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax or other organizational identification number; change its form or jurisdiction of organization or merge, amalgamate, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except (i) for mergers, amalgamations or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower, (ii) any Foreign Subsidiary of Sanmina may be merged, consolidated or amalgamated with or into any other Foreign Subsidiary or be liquidated, wound up or dissolved; (iii) in connection with a Permitted Acquisition (including a “squeeze out” merger); and (iv) changes in its name, tax or other organizational identification number or form of jurisdiction of organization upon 30 days prior written notice to Agent and provided that as a result of any such change no Lien granted to Agent hereunder ceases to be a valid, perfected Lien with the priority required hereunder.

10.2.9 Reserved.

10.2.10 Plans. Become party to any Multiemployer Plan, Canadian Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.11     Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.12 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP or Applicable Law and in accordance with Section 1.2; or change its Fiscal Year.

10.2.13 Restrictive Agreements. Become a party to any Restrictive Agreement, other than restrictions (i) in agreements evidencing Debt permitted by Section 10.2.1(c) or

Section 10.2.1(l) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the Ordinary Course of Business; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement; (iv) in the Indentures, the Senior Notes or the Senior Subordinated Notes or in other documents related to such Debt; (v) contained in agreements or documents evidencing Debt or other obligations permitted by Section 10.2.1(n) so long as any such encumbrance or restriction applies only to the Foreign Subsidiary issuing such Debt or other obligation and its Subsidiaries; (vi) imposed on a Subsidiary and existing at the time it became a Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Sanmina and only to the extent applying to such Subsidiary; (vii) under or in connection with any joint venture agreements, partnership agreement, stock sale agreements and other similar agreements; provided that (A) any such agreements are entered into in the Ordinary Course of Business and in good faith, and (B) such restrictions are reasonably customary for such agreements; (viii) under any agreement, instrument or contract affecting property or a Person at the time such property or Person was acquired by Sanmina or any of its Subsidiaries, so long as such restriction relates solely to the property or Person so acquired and was not created in connection with or in anticipation of such acquisition; (ix) existing by virtue of, or arising under, applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case issued or imposed by a Governmental Authority; (x) that result from any Refinancing Debt of Debt referred to in clause (iv), (v), (vi), (vii) or (viii) of this Section 10.2.13; provided that the restrictions existing under or by reason of any such agreement, instrument or contract are not materially less favorable, taken as a whole, to the Lenders that those under the agreement evidencing the Debt being refinanced; (xi) customary subrogation waivers in guaranties permitted under this Agreement; (xii) contained in agreements or documents entered into in connection with sales of receivables and Related Assets permitted by Section 10.2.5(e) or Section 10.2.5(f); (xiii) specific property encumbered to secure payment of particular Debt or to be sold pursuant to an executed agreement with respect to a Disposition permitted under Section 10.2.5; (xiv) restrictions in agreements entered into in connection with the incurrence of Permitted Liens, to the extent they condition, prohibit or limit the ability of Agent or Lenders from obtaining a Lien only on the property, rights and assets subject to such Permitted Lien (but excluding any of the Collateral); (xv) arising in connection with grants from any Governmental Authority; and (xvi) existing on the Closing Date and set forth in Section 10.2.13 to the Disclosure Letter.

10.2.14 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business (consistent with past practices) and not for speculative purposes.

10.2.15 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date or any Permitted Business, and in each case any activities incidental thereto.

10.2.16 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated or permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, benefit plans for officers and employees entered into or maintained and established in the Ordinary Course of Business, and loans and advances permitted by Section 10.2.4; (c) payment of customary directors' fees and indemnities; (d) transactions between Sanmina and any of its Subsidiaries or between any Subsidiaries; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.16 to the Disclosure Letter; and (f) transactions with Affiliates upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate.

10.2.17     Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

10.2.18 Amendments to Subordinated Debt or Indentures. Amend, supplement or otherwise modify the Indentures, any other document, instrument or agreement relating to the Senior Notes or any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges (excluding any fees or charges for amendments, consents or waivers); (f) modifies any covenant in a manner or adds any representation, covenant or default that is, more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not constituting “Senior Debt” under the Senior Subordinated Indentures or otherwise not being fully benefited by the subordination provisions thereof.

10.3    Financial Covenant. As long as any Commitments are outstanding and until Full Payment of the Obligations, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 for each period of four Fiscal Quarters ending during or immediately before any Trigger Period.

SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1    Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

a.
An Obligor fails to pay (i) the principal of, or premium on, any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise); or (ii) any interest on any Loan or any fee or other amount due hereunder within two (2) Business Days after the date due;

b.
Any representation, warranty or other written statement of an Obligor made in connection with any Loan Document or transactions contemplated thereby is incorrect or misleading in any material respect when given;

c.	An Obligor breaches or fail to perform any covenant contained in Section 7.3,

8.1, 8.2.4, 8.2.5, 8.5.2, 10.1.1, 10.1.2 (other than clauses (a) and (b) thereof), 10.1.7, 10.2 or 10.3;

d.
An (i) Obligor breaches of fails to perform any covenant contained in Section 7.5, Section 10.1.2(a) or Section 10.1.2(b) and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner, or (ii) Obligor breaches or fails to perform any other covenant contained in any Loan Documents (not covered by clause (a), (b), (c) or (d)(i) of this Section), and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

e.
A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document or Guaranty ceases to be in full force or effect for any reason or any Lien ceases to be a valid, perfected Lien with the priority required hereunder (in each case other than as expressly permitted hereby or pursuant to a waiver or release by Agent and Lenders);

f.
Any breach or default of an Obligor or any Subsidiary occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Borrowed Money (other than the Obligations), Debt in respect of Hedging Agreements or Debt arising from any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, in each case in excess of the Dollar Equivalent of $50,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (it being understood that the amount of Debt in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Agreement were terminated at such time);

g.
Any (i) material non-monetary judgment or order is entered against an Obligor or any Subsidiary or (ii) judgment or order for the payment of money is entered against an Obligor or any Subsidiary in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors and Subsidiaries, the Dollar Equivalent of $50,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless, in each case, no later than 60 days after the entry thereof, a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, or such judgment is satisfied, discharged, vacated or bonded;

h.	Reserved.

i.
An Obligor or any Subsidiary is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business for any material period of time; an Obligor or any Subsidiary suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor or any Subsidiary's business for a material period of time; any material Collateral or Property of an Obligor or any Subsidiary is taken or impaired through condemnation; except as expressly permitted under any Loan Document, any Subsidiary agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor or any Subsidiary is not Solvent;

j.
An Insolvency Proceeding is commenced by an Obligor or any Subsidiary (except an Insignificant Subsidiary); an Obligor or any Subsidiary (except an Insignificant Subsidiary) makes an offer of settlement, extension, arrangement, proposal (or notice of intention to make a proposal) or composition to its unsecured creditors generally; a trustee, receiver, interim receiver, receiver-manager, monitor or similar official or custodian is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor or any Subsidiary (except an Insignificant Subsidiary); or an Insolvency Proceeding is commenced against an Obligor or any Subsidiary (except an Insignificant Subsidiary) and such Obligor or Subsidiary consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Obligor or such Subsidiary, the proceeding is not dismissed within 60 days after filing or institution, or an order for relief is entered in the proceeding;

k.
An ERISA Event (excluding a “standard termination” of a Pension Plan, within the meaning of Title IV of ERISA, or any contributions to a Pension Plan required to complete a standard termination of the Pension Plan) occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of $40.0 million, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment in excess of $5,000,000 with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan; or any event or condition shall occur or exist with respect to a Canadian Plan that could, in Agent's good faith judgment, subject Borrowers or their Subsidiaries to any Tax, penalty or other liabilities under the Supplemental Pension Plans Act (Québec) and the Pension Benefits Act (Ontario) or any other Applicable Laws and which could reasonably be expected to give rise to a Material Adverse Effect, or if Borrowers or any of their Subsidiaries are in default with respect to required payments or contributions to a Canadian Plan or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Plan;

l.	An Obligor or any of its Senior Officers is convicted for (i) a felony committed in the conduct of the Obligor's business, or (ii) violating any federal, state, provincial or foreign law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

m.	A Change of Control occurs.

11.2    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

a.
declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

b.	terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

c.
require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

d.
exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or the PPSA, as applicable. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor's premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3    License. For purposes of enabling Agent, during the continuance of an Event of Default, to exercise the rights and remedies under Section 11.2 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, Agent is hereby granted (to the extent grantable by such Obligor without breaching or violating any agreement) an irrevocable, non-exclusive license (subject, in the case of trademarks, to sufficient rights to quality control and inspection in favor of such Obligor to avoid the risk of invalidation of such trademarks and, in the case of trade secrets, to an obligation of Agent to take reasonable steps under the circumstances to keep the trade secrets confidential to avoid the risk of invalidation of such trade secrets) or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. The license granted under this Section 11.3 shall continue in effect until Full Payment of the Obligations and termination of this Agreement in accordance with its terms, at which time such license shall immediately terminate.

11.4    Setoff. At any time during the existence of an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5    Remedies Cumulative; No Waiver.

11.5.1    Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Obligors contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of performance by any Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.    AGENT

12.1    Appointment, Authority and Duties of Agent.

12.1.1    Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent's benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) subject to Section 15.1, execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment. For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec between Agent, on the one hand, and each other Secured Party, taken individually on the other hand, each Obligor and each such Secured Party acknowledge and agree with Agent that such Secured Party and Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all Obligations owed by each such Obligor to Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Obligor is irrevocably bound towards Agent and each other Secured Party in respect of the entire Solidary Claim of Agent and such. As a result of the foregoing, the parties hereto acknowledge that Agent and each other Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, Agent, as solidary creditor with each other Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Obligor and Secured Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to Agent, for its own benefit and for the benefit of the other Secured Party, as solidary creditor as hereinabove set forth.

121.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent's part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2    Agreements Regarding Collateral and Field Examination Reports.

12.2.1    Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or an Asset Disposition permitted under Section 10.2.5 or a Lien which Obligors certify is a Permitted Lien entitled to priority over Agent's Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected, insured or encumbered, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2    Possession of Collateral. Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.

12.2.3    Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors' books and records as well as upon representations of Obligors' officers and employees; and (c) to keep all Reports confidential and strictly for such Lender's internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising in connection with any third parties that obtain any information contained in a Report through such Lender.

12.3    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or similar sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5    Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any

Dominion Account without the prior consent of Agent.

12.6    Indemnification of Agent Indemnitees. EACH LENDER SHALL SEVERALLY INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent's discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including reasonable attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7    Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent's gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
12.8    Successor Agent and Co-Agents.

12.8.1    Resignation; Successor Agent; Defaulting Agent.

a.
Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 15.2. Notwithstanding any Agent's resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

b.
In the event that Agent becomes a Defaulting Agent, Required Lenders, in their sole and absolute discretion, shall have the right at any time thereafter to remove such Defaulting Agent and to select and appoint a successor Agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all of the powers and duties of the replaced Agent without further act; provided, however, that subject to the provisions of Section 12.7, the removal of a Defaulting Agent shall not impair or impede any rights and remedies at law or in equity otherwise available to Lenders with respect to the acts or omissions of such Defaulting Agent.

12.8.2    Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent's Affiliates.

12.10    Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, or (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent's notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11    Remittance of Payments and Collections.

12.11.1    Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent's right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2    Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.
12.11.3    Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender's Pro Rata share of the amounts required to be returned.

12.12    Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13    Agent Titles. Each Lender or other financial institution, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, obligation, liability, responsibility or duty under any Loan Documents other than those applicable to all Lenders (to the extent that it is a Lender), and shall in no event be deemed to have any fiduciary relationship with any other Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of Agent) authorized to act for, any other Lender. Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.14    No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents except as permitted under Section 10; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2    Participations.

13.2.1    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A

Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, all or substantially all of the value of the guaranties of the Obligations made by the Guarantors or substantial portion of the Collateral.

13.2.3    Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.2.4    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

13.3    Assignments.

13.3.1    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion and, except during the occurrence and continuance of a Default or an Event of Default, Sanmina) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal

Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers' obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

SECTION 14.    GUARANTY

14.1    Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

14.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, to the extent permitted by applicable law, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 14.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 14.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 14.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 14.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 14.2.

14.3    Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

14.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

14.4.1    This Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

14.4.2    Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Secured Party with respect to the existence of such Event of Default;

14.4.3    The obligations of each Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against such Borrower or any of such other guarantors and whether or not any Borrower or such other guarantors are joined in any such action or actions;

14.4.4    Payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

14.4.5    Any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or the Hedging Agreements; and

14.4.6    This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or the Hedging Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedging Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedging Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Hedging Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party's consent to the change, reorganization or termination of the corporate structure or existence of Sanmina or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

14.5    Waivers by Guarantors. Each Guarantor hereby waives, to the fullest extent permitted by law, for the benefit of Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedging Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 14.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

As used in this paragraph, any reference to “the principal” includes any Borrower, and any reference to “the creditor” includes Agent and each other Secured Party. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor's obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal's indebtedness or such guarantor's obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and (b) each Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed such Guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guaranteed Obligations, has destroyed such Guarantor's rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.
14.6    Guarantors' Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 14.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against such Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Agent on behalf of Secured Parties and shall forthwith be paid over to Agent for the benefit of Secured

Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

14.7    Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of Secured Parties and shall forthwith be paid over to Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

14.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

14.9    Authority of Guarantors or Borrowers. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

14.10    Financial Condition of Borrowers. Any Loan may be made to any Borrower or continued from time to time, and any Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation or at the time such Hedging Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from any Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents and the Hedging Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Secured Party.

14.11    Bankruptcy, Etc.

14.11.1        So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

14.11.2        Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 14.11.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

14.11.3        In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 15.    MISCELLANEOUS

15.1    Consents, Amendments and Waivers.

15.1.1    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent and the Required Lenders and each Obligor party to such Loan Document; provided, however, that

a.	without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

b.	without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.2;

c.
without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; or (iii) extend the Revolver Termination Date; and

d.
without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) alter the third sentence of Section 5.2 or alter Section 5.5, 7.1 (except to add Collateral), 12.5 or 15.1; (ii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata Required Lenders or alter any provision of this Agreement that provides that the consent of all Lenders or directly affected Lenders is required; (iii) increase any advance rate or increase total Commitments except in accordance with the provisions of Section 2.3; (iv) release all or substantially all of the Collateral or subordinate the Liens securing the Obligations, except as currently contemplated by the Loan Documents; (v) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release (other than the release of less than all or substantially all of the value of the Guaranties of the Obligations made by the Guarantor) or (vi) waive any of the conditions of Section 6.1.

15.1.2    Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and only for the matter specified. No consent of any party shall be required to add an Obligor in accordance with Section 10.1.9 and no consent of the Lenders shall be required for an amendment or modification to the extent expressly provided herein that such amendment or modification can be made by an Obligor and/or Agent.

15.1.3    Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.2    Indemnity. SUBJECT TO SECTION 5.8, EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. The provisions of this Section 15.2 shall survive payment in full of the Obligations.

15.3    Notices and Communications.

15.3.1    Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent's address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

15.3.2    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Except as expressly provided therein, electronic and voice mail may not be used as effective notice under the Loan Documents.

15.3.3    Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

15.4    Performance of Obligors' Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers' expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5    Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

15.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8    Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

15.9    Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

15.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

15.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

15.12    Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below) with the same degree of care that it uses to protect its own confidential information (but in no event less than a reasonable degree of care), except that Information may be disclosed (a) on a need to know basis to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep the Information confidential); (b) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent necessary in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; provided that prior to any disclosure pursuant to clause (c), to the extent practicable the party disclosing such Information shall use reasonable efforts to notify (to the extent not prohibited by Applicable Law) Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors' businesses, and, subject to the review and approval of Borrower Agent may use Obligors' logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information, but in no event less than a reasonable degree of care. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial, territorial and foreign securities laws.

15.13    Certifications Regarding Indentures. Obligors certify to Agent and Lenders that neither the execution nor performance by Obligors of the Loan Documents nor the incurrence of any Obligations by Borrowers violates any of the Indentures. Obligors further certify that the Commitments and Obligations constitute “Senior Debt” under the Senior Subordinated Indentures. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent's receipt of evidence that the Commitments and Obligations continue to constitute “Senior Debt” at such time.

15.14    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

15.15    Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.16    Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.17    Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers' management and owners, such as legal name, address, social security number and date of birth.

15.18    Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify Agent and Lenders against such loss. The term “rate of exchange” in this Section 15.18 means the spot rate at which Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

15.19    Language. The parties have requested that this Agreement and the other documents contemplated hereby or relating hereto be drawn up in the English language. Les parties ont requis que cette convention ainsi que tous les documents qui y sont envisagés ou qui s'y rapportent soient rédigés en langue anglaise.

15.20    Amendments and Modifications to the Loan Documents. To the extent applicable, each of the Loan Documents to which any Obligor is a party is hereby amended, effective as of the date of this Agreement as follows:

15.20.1    All references in the Loan Documents to the “Loan Agreement” or “Loan Documents” (or words of like import referring to the Loan Agreement or the Loan Documents) shall mean this Agreement and the Loan Documents, as amended by this Agreement.

15.20.2    All references in any Loan Document to “Obligations” and/or “Debt” (or words of like import referring to the obligations of the Loan Parties pursuant to the Loan Documents) shall (i) include all amounts due hereunder and the other Loan Documents and (ii) include all amounts due under any agreement relating to Bank Products.

15.21    Discharge of Obligor Upon Sale of Obligor. If all of the Equity Interests of any Obligor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation) in accordance with the terms and conditions hereof, such Obligor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released from its obligations hereunder without any further action by any Secured Party or any other Person effective immediately prior to the time of such sale or disposition.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.
BORROWERS:

Sanmina-SCI Corporation

By:    /s/ Robert K. Eulau
Name:    Robert K. Eulau
Title:     Executive Vice President and Chief
  Financial Officer
Address:
2700 North First Street
San Jose, California 95134
Attn: Treasurer
Telecopy: (408) 964-3644

Hadco Corporation
Hadco Santa Clara, Inc.
Sanmina-SCI Systems Holdings, Inc.
SCI Technology, Inc.

By:     /s/ Robert K. Eulau
Name:    Robert K. Eulau
Title:    Chief Financial Officer
Address:
c/o Sanmina-SCI Corporation
2700 North First Street
San Jose, California 95134
Attn: Treasurer
Telecopy: (408) 964-3644

[Signature Page to Amended and Restated Loan, Guaranty and Security Agreement]

GUARANTORS:

SCI Brockville Corp.

By:    /s/ Todd Schull
Name:    Todd Schull
Title:    President
Address:
c/o Sanmina-SCI Corporation
2700 North First Street
San Jose, California 95134
Attn: Treasurer
Telecopy: (408) 964-3644

Sanmina-SCI Systems (Canada) Inc.

By:     /s/ Robert K. Eulau
Name:    Robert K. Eulau
Title:    Executive Vice President and Chief
  Financial Officer
Address:
c/o Sanmina-SCI Corporation
2700 North First Street
San Jose, California 95134
Attn: Treasurer
Telecopy: (408) 964-3644

[Signature Page to Amended and Restated Loan, Guaranty and Security Agreement]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:    /s/ Stephen King
Name: Stephen King
Title: Senior Vice President
Address:
55 South Lake Avenue
Pasadena, California 91101
Attn: Client Manager
Telecopy: (626) 584-4602

[Signature Page to Amended and Restated Loan, Guaranty and Security Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:    /s/ Evelyn Thierry
Name:     Evelyn Thierry
Title:    Director

By:    /s/ Valerie Shapiro
Name:         Valerie Shapiro
Title:    Director

Address:
60 Wall Street, 43rd Floor
New York, New York 10005
Attn: Michael Winters
Telecopy: (212) 797-5690

[Signature Page to Amended and Restated Loan, Guaranty and Security Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender

By:    /s/ Sherrese Clarke
Name:         Sheresse Clarke
Title:    Vice President

Address:
1585 Broadway
New York, New York 10036
Attn: Sherrese Clark
Telecopy: (212) 404-9247

MORGAN STANLEY BANK, N.A., as Lender

By:    /s/ Sherrese Clarke
Name:         Sheresse Clarke
Title:    Authorized Signatory
Address: Morgan Stanley
Global Banking Division
1300 Thames Street, Thames Street Wharf, 4th Floor
    Baltimore, MD 21231
Attn: Edward Henley
Telecopy: (443) 627-4326

HSBC BANK USA, N.A., as Lender

By:    /s/ Theodore Olson
Name:         Theodore Olson
Title:    Vice President
Address: HSBC Global Banking
601 Montgomery St., Flr. 10, Suite 1000
San Francisco, CA 94115
Attn: HSBC SF Corporate Banking
Telecopy: (415) 288-7762

GOLDMAN SACHS BANK USA, as Lender

By:    /s/ Mark Walton
Name:         Mark Walton
Title:    Authorized Signatory
Address:
200 West Street
New York, NY 10282
Attn: gsd.link@gs.com
Telecopy: (917) 977-3966

SIEMENS FINANCIAL SERVICES, INC., as Lender

By:    /s/ Anthony Casciano
Name:         Anthony Casciano
Title:    Senior Vice President

By:    /s/ John Finore
Name:         John Finore
Title:    Vice President
Address:
170 Wood Ave. South
Iselin, NY 07086

[Signature Page to Amended and Restated Loan, Guaranty and Security Agreement]

CITY NATIONAL BANK, as Lender

By:    /s/ Robert Yasuda
Name:         Robert Yasuda
Title:    Vice President
Address:
555 South Flower Street, 24th Floor
Los Angeles, CA 90071
Attn:
Telecopy: (213) 673-2858

[Signature Page to Amended and Restated Loan, Guaranty and Security Agreement]

PLDOCS01/73305.10                 Schedule 2.2.4-1